Exhibit 10.3

OPTION AGREEMENT

Dated as of January 13, 2009

between

CEPHALON, INC.

and

CEPTION THERAPEUTICS, INC.

i

EXHIBITS

A	Form of Stockholder Option Agreement
B	Form of Charter Amendment
C	Form of Credit Agreement
D	Form of Merger Agreement
E	Operating Plan
F	Stockholders’ Option Consideration Distribution Procedures
G	Form of Opinion of Sidley Austin LLP
H	Form of Opinion of Duane Morris LLP

OPTION AGREEMENT

OPTION AGREEMENT (this “Agreement”), dated as of January 13, 2009, between Cephalon, Inc., a Delaware corporation (“Optionee”), and Ception Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions contained herein, the Company has agreed to grant to Optionee during the period beginning on the date hereof and ending on the Option Termination Date an exclusive option to acquire the Company pursuant to a merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, all pursuant to the terms and conditions of this Agreement, the Merger Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Optionee and certain holders of Outstanding Company Stock are entering into Stockholder Option and Support Agreements in the form of Exhibit A (the “Stockholder Option Agreements”), pursuant to which such holders have or will have, among other things, (a) agreed to vote in favor of the transactions contemplated by this Agreement and the Merger Agreement and (b) granted to Optionee the right to purchase all of the Outstanding Company Stock owned by such holders (the “Purchase Options”);

WHEREAS, the Stockholders who have entered into Stockholder Option Agreements as of the date hereof together own, beneficially and of record, at least (i) 68% of the outstanding shares of the Company’s Voting Common Stock, par value $0.001 per share (the “Voting Common Stock”), (ii) 60% of the outstanding shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (iii) 58% of the outstanding shares of the Company’s Series B Junior Preferred Stock, par value $0.001 per share (the “Series B Junior Preferred Stock”), (iv) 84% of the outstanding shares of the Company’s Series C-1 Preferred Stock, par value $0.001 per share (the “Series C-1 Preferred Stock”), (v) 76% of the outstanding shares of the Company’s Series C-2 Preferred Stock, par value $0.001 per share (the “Series C-2 Preferred Stock”), (vi) the right to acquire, pursuant to the Series C-2 Preferred Stock Purchase Agreement, up to an additional 393,474 shares of Series C-2 Preferred Stock (such rights, the “F&F C-2 Share Rights”) and (vii) subject to certain conditions, the right to acquire, pursuant to the Fulcrum Plan of Merger Amendment, up to 9,620,000 shares of the Company’s Series C-3 Preferred Stock, par value $0.001 per share (the “Series C-3 Preferred Stock”), or, if such conditions are not satisfied, up to an additional 9,620,000 shares of Voting Common Stock (such rights, the “Series C-3 Issuance Rights”) (the Series A Preferred Stock, Series B Junior Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock being referred to herein collectively as the “Preferred Stock”), in each case determined on a fully-diluted basis assuming the conversion of all outstanding shares of Preferred Stock and the exercise of all options, warrants or other rights convertible into or exercisable for shares of Common Stock or Preferred Stock; and

WHEREAS, (i) the Board of Directors of the Company has determined that the Option and the Merger are each in the best interest of the Company and its stockholders and has approved and declared advisable this Agreement, the Merger Agreement (to the extent the Option is exercised on the terms hereof (including the Merger Agreement in the form attached hereto)) and the transactions contemplated hereby and thereby and (ii) the Board of Directors of

Optionee (or a duly authorized committee thereof) has approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1.          Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accrued Dividends” means the aggregate amount of accrued and unpaid dividends on the shares of Preferred Stock in question.

“Acquisition Proposal” has the meaning specified in Section 5.5.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.  “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Agreement” means this Option Agreement.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of November 30, 2008 included in Schedule 3.4.

“Balance Sheet Date” means November 30, 2008.

“Bring-Down Certificate” has the meaning specified in Section 2.6(b)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended as of the date of this Agreement.

“Charter Amendment” means the amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware in the form attached as Exhibit B.

“Claim Notice” has the meaning specified in Section 6.3(a).

“Closing Date” has the meaning specified in the Merger Agreement.

“Closing Date Merger Consideration” has the meaning specified in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” has the meaning specified in Section 3.18.

“Company Ancillary Agreements” means the Stockholder Option Agreements, the Credit Agreement, the certificate being delivered pursuant to Section 2.4(c) and the Bring-Down Certificate.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that files or has filed a consolidated federal income Tax Return and that, at any time on or before the date hereof, includes or has included the Company or any predecessor of the Company, or any other group of corporations which, at any time on or before the date hereof, files or has filed a Tax Return on a combined, consolidated or unitary basis with the Company or any predecessor of the Company (or another such predecessor).

“Company Group Member” means (i) the Company and its Affiliates, (ii) the directors, officers and employees of the Company and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Company IP” has the meaning specified in Section 3.12(b).

“Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company or a Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 8, 2008 between the Company and Optionee.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

“Copyrights” has the meaning specified in Section 3.12(a).

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Credit Agreement” means the Subordinated Credit Agreement between the Company and Optionee in the form attached hereto as Exhibit C.

“DGCL” has the meaning specified in the recitals to this Agreement.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Law” means all Requirements of Laws relating to or addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning specified in Section 3.15(g).

“ERISA Benefit Plans” has the meaning specified in Section 3.15(a).

“Exercise Withdrawal Notice” has the meaning specified in Section 2.6(c).

“Existing Royalties” has the meaning specified in Section 5.3(b).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against pursuant to Article VI (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Expiration Date” means February 20, 2009.

“F&F C-2 Share Rights” has the meaning specified in the recitals to this Agreement.

“FDA” means the United States Food and Drug Administration.

“FTC” means the United States Federal Trade Commission.

“Fulcrum Plan of Merger Amendment” means the Amendment to Agreement and Plan of Merger, dated as of January 19, 2007, by and among the Company, Fulcrum Pharmaceuticals, Inc., CT Research, Inc. and each of the Ception Holders and Ception Consultants (each as defined therein) party thereto.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 3.9(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified IP” means the Intellectual Property that has been identified by and disclosed to the parties’ external intellectual property counsel on or before the date of this Agreement.

“Indebtedness” of any Person means (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property other than trade accounts (including commissions payable to sales representatives) arising in the ordinary course of business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, including promissory notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all agreements, undertakings or arrangements by which any Person guarantees, endorses or becomes or is contingently liable for any of the foregoing of another Person, or guarantees the payment of dividends or other distributions upon the equity securities or interest of any other Person.

“Indemnified Party” has the meaning specified in Section 6.3(a).

“Indemnitor” has the meaning specified in Section 6.3(a).

“Intellectual Property” has the meaning specified in Section 3.12(a).

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge after reasonable investigation of Stephen Tullman, Dr. Tim Henkel, Doug Gessl and Kamil Ali-Jackson; provided, that, with respect to any representation or warranty of the Company relating to an Oral Anti-TNF Product, no reasonable investigation shall be required.  “Know” and “Known” shall have correlative meanings.

“Leased Real Property” has the meaning specified in Section 3.10(b).

“Letter of Intent” means the letter agreement dated November 20, 2008 between the Company and Optionee.

“LOI Payment” means the $25,000,000 payment made by Optionee to the Company on November 24, 2008 pursuant to the Letter of Intent.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, Taxes, damages, deficiencies or other charges.

“MAE Representations” means [**]

 “Marks” has the meaning specified in Section 3.12(a).

“Material Adverse Effect” means any change or effect that is materially adverse to the assets, liabilities (absolute or contingent), business, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries, taken as a whole; provided, however, that, without limiting the generality of what shall not constitute a “Material Adverse Effect,” to the extent any such change or effect results from changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industry in which the Company and the Subsidiaries conduct their business, to the extent such changes do not disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and its Subsidiaries conduct their business, it shall not be taken into account in determining whether there has been a “Material Adverse Effect.”

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among the Company, Optionee and Merger Sub in the form attached hereto as Exhibit D.

“Merger Agreement Execution Date” has the meaning specified in Section 2.6(c).

“Merger Sub” means a direct or indirect wholly owned subsidiary of Optionee, whether existing as of the date hereof or hereafter formed.

“Net Reslizumab Sales” means [**]

“NOLs” means the regular Tax net operating loss carryovers and carrybacks of the Company and each of the Subsidiaries (and, if applicable, the alternative minimum tax net operating loss carryovers and carrybacks of the Company and each of the Subsidiaries); provided, however, that any carrybacks are limited to net operating losses that arise in periods ending on or before the Closing Date.

“Non-Option Granting Stockholder” has the meaning specified in Section 2.7(a).

“Non-ERISA Commitments” has the meaning specified in Section 3.15(b).

“Non-Voting Common Stock” means the Non-Voting Common Stock of the Company, par value $0.001 per share.

“Nondisclosure Agreements” has the meaning specified in Section 3.12(g)(iv).

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Operating Plan” means the business plan of the Company attached hereto as Exhibit E, as the same may be amended from time to time by mutual agreement of the Company and Optionee.

“Option” has the meaning specified in Section 2.1.

“Option Consideration” has the meaning specified in Section 2.2.

“Option Exercise Date” has the meaning specified in Section 2.1.

“Option Period” has the meaning specified in Section 2.1.

“Option Termination Date” means the earlier of (a) the date that is 30 business days after the receipt by Optionee of the final study report for the Res-5-0002 EE Study indicating that the co-primary endpoints have not been achieved, (b) the date that is 15 business days after receipt by Optionee of the final study report for the Res-5-0002 EE Study indicating that the co-primary endpoints have been achieved or (c) such earlier date on which Optionee terminates this Agreement pursuant to Section 7.1(b).

“Optionee” has the meaning specified in the first paragraph of this Agreement.

“Optionee Ancillary Agreements” means the Stockholder Option Agreements, the Credit Agreement, the certificate being delivered pursuant to Section 2.3(c) and the certificate to be delivered pursuant to Section 2.6(a).

“Optionee Group Member” means (i) Optionee and its Affiliates, (ii) the directors, officers and employees of each of Optionee and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Optionee Updated Representations” means the representations and warranties of Optionee set forth in (a) Section 4.3(b)(i)(D) (solely with respect to Court Orders which come into effect after the date hereof) and (b) Section 4.3(b)(ii) (solely with respect to changes in Requirements of Law occurring after the date hereof).

“Oral Anti-TNF Product” means [**]

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Outstanding Company Stock” means the Common Stock, Preferred Stock and options, warrants and other rights convertible into or exercisable for shares of Common Stock or Preferred Stock (including any Common Stock or Preferred Stock or options, warrants or other rights convertible into or exercisable for shares of Common Stock or Preferred Stock issued by the Company after the date hereof).

“Patents” has the meaning specified in Section 3.12(a).

“Pending Indemnity Amount” has the meaning specified in Section 6.6.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Pension Plans” has the meaning specified in Section 3.15(a).

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Purchase Options” has the meaning specified in the recitals to this Agreement.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Res-5-0010 Asthma Study” means the Company’s ongoing clinical trial for Reslizumab in patients with asthma.

“Res-5-0002 EE Study” means the Company’s ongoing Phase IIb/III clinical trial for Reslizumab in patients with eosinophilic esophagitis.

“Res-5-0004 Open-Label EE Study” means the Company’s ongoing open-label extension study for Reslizumab in patients with eosinophilic esophagitis.

“Reslizumab” means [**]

 “Rights Proceeds” means the proceeds received by the Company from the exercise of Stock Options, Warrants and F&F C-2 Share Rights.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Series A Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series B Junior Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series C-1 Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series C-2 Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series C-2 Preferred Stock Purchase Agreement” means the Series C-2 Preferred Stock Purchase Agreement, dated as of January 19, 2007, among the Company and the purchasers party thereto, as amended by Amendment No. 1, dated as of May 30, 2007.

“Series C-3 Issuance Rights” has the meaning specified in the recitals to this Agreement.

“Series C-3 Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Specified Covenants” means the covenants and agreements of the Company set forth in Sections 5.1, 5.2, 5.3(a), 5.3(b), 5.4(b)(ix), 5.4(b)(xi), 5.4(b)(xiii), 5.4(b)(xiv), 5.4(b)(xv), 5.4(b)(xvi), 5.4(b)(xvii), 5.4(b)(xviii), 5.4(b)(xix) and 5.4(b)(xx).

“Squeeze Out Merger” has the meaning specified in Section 2.7(a).

“Squeeze Out Merger Agreement” has the meaning specified in Section 2.7(a).

“Stock Options” means the outstanding options granted under the Stock Plan to acquire shares of Voting Common Stock, as more fully described in Schedule 3.1(d).

“Stock Plan” means the Company’s Equity Incentive Plan, as amended.

“Stockholder Option Agreements” has the meaning specified in the recitals to this Agreement.

“Stockholders” means the holders of Outstanding Company Stock who enter into the Stockholder Option Agreements.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of January 19, 2007, by and among the Company and the stockholders of the Company party thereto.

“Stockholders’ Option Consideration” has the meaning specified in Section 2.2.

“Subsidiary” has the meaning specified in Section 3.2(a).

“Tax” means: (i)  any United States federal, state or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any Subsidiary.

“Third Person Claim” has the meaning specified in Section 6.3(a).

“Trade Secrets” has the meaning specified in Section 3.12(a).

“Updated Representations” means the representations and warranties of the Company contained in Article III that are identified on Schedule 1 attached hereto.

“Updated Schedules” has the meaning specified in Section 2.6(b)(ii).

“Voting Common Stock” has the meaning specified in the recitals to this Agreement.

“WARN” has the meaning specified in Section 3.15(c).

“Warrants” means the outstanding warrants to acquire shares of Voting Common Stock, Series A Preferred Stock or Series C-2 Preferred Stock, as the case may be, as more fully described in Schedule 3.1(d).

“Welfare Plans” has the meaning specified in Section 3.15(a).

1.2.          Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any regulations promulgated thereunder.  All references herein to the Company or any Subsidiary shall include the predecessors and successors of such Person.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, the Company Ancillary

Agreements and the Optionee Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
OPTION TO ACQUIRE THE COMPANY; DELIVERIES

2.1.                              Option to Acquire the Company.  At any time after the date hereof and through and including the Option Termination Date (the “Option Period”), Optionee shall have an irrevocable option (the “Option”), but not the obligation, to acquire the Company pursuant to the Merger, on the terms and subject to the conditions set forth in the Merger Agreement.  Optionee shall exercise the Option, if at all, by giving written notice to the Company and to the Stockholders’ Representative (as defined in the Merger Agreement, and at the address for the Stockholders’ Representative set forth therein) of the exercise of the Option on or prior to the Option Termination Date (the date such notice is delivered, the “Option Exercise Date”).

2.2.                              Consideration for the Option and Purchase Option.  Optionee shall pay the Company as consideration for the Option an aggregate of $50,000,000 (fifty million dollars), consisting of (a) the LOI Payment and (b) upon the execution of this Agreement, the payment to the Company of $25,000,000 (twenty-five million dollars) in consideration of the Option by wire transfer of immediately available funds to an account previously specified in writing by the Company.  Pursuant to the Stockholder Option Agreements, Optionee shall pay, upon the execution of this Agreement, the Stockholders $50,000,000 (fifty million dollars) (the “Stockholders’ Option Consideration”)  in consideration of the Purchase Options by wire transfer of immediately available funds to an account maintained by Duane Morris LLP (for the benefit of the Stockholders) previously specified in writing by the Company, which amount shall be disbursed by Duane Morris LLP to the Stockholders in accordance with the procedures set forth on Exhibit F attached hereto (such payments to the Company and the Stockholders, collectively the “Option Consideration”).  Except as set forth in Article VI, the Option Consideration shall be non-refundable and non-creditable.

2.3.                              Optionee’s Deliveries.  Concurrently with the execution and delivery of this Agreement, Optionee is delivering to the Company all of the following:

(a)                                  a copy of Optionee’s Restated Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 a certificate of good standing of Optionee issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  a certificate of the secretary or an assistant secretary of Optionee, dated the date hereof, as to:  (i) no amendments to the Restated Certificate of Incorporation of Optionee since a specified date; (ii) the by-laws of Optionee; (iii) the resolutions of the Board of Directors of Optionee (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement and the Optionee Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of

Optionee executing this Agreement and any Optionee Ancillary Agreement being executed and delivered on the date hereof;

(d)                                 the Credit Agreement, duly executed by Optionee;

(e)                                  the Stockholder Option Agreements executed by Stockholders as of the date hereof, duly executed by Optionee; and

(f)                                    an opinion of Sidley Austin LLP addressed to the Company in the form attached hereto as Exhibit G.

2.4.                              The Company’s Deliveries.  Concurrently with the execution and delivery of this Agreement, the Company is delivering to Optionee all of the following:

(a)                                  a copy of the Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  a certificate of the secretary or an assistant secretary of the Company, dated the date hereof, as to:  (i) no amendments to the Certificate of Incorporation since a specified date; (ii) the by-laws of the Company; (iii) the resolutions of the Board of Directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement being executed and delivered on the date hereof;

(d)                                 the Credit Agreement, duly executed by the Company;

(e)                                  the Stockholder Option Agreements, duly executed by the Stockholders as of the date hereof;

(f)                                    all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement, the Company Ancillary Agreements and the Merger Agreement, other than under the HSR Act (a list of such consents, waivers and approvals, as agreed to by the Company and Optionee, being set forth in Schedule 2.4(f));

(g)                                 a receipt executed by the Company acknowledging receipt of the LOI Payment and $25,000,000 (twenty-five million dollars);

(h)                                 a receipt executed by Duane Morris LLP acknowledging receipt of the Stockholders’ Option Consideration; and

(i)                                     an opinion of Duane Morris LLP addressed to Optionee and in the form attached hereto as Exhibit H.

2.5.                              Withholding Rights.  Optionee shall be entitled to deduct and withhold from the consideration, if any, otherwise payable pursuant to the Stockholder Option Agreements (pursuant to the procedures in this Agreement or otherwise) to any Stockholder, or to any designee of such Stockholder, such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or any provision of state, local or foreign Tax law.  Optionee shall deliver to Duane Morris LLP, in its capacity under Section 2.2, information with respect to any deduction or withholding to be made pursuant to this Section 2.5.

2.6.                              Actions Upon Exercise of the Option.  In the event that Optionee exercises the Option:

(a)                                  Optionee shall, on the Option Exercise Date, deliver to the Company a certificate, dated the date of its delivery and duly executed by the Chief Executive Officer or any Vice President of Optionee, certifying that:  (i) between the date hereof and the Option Exercise Date, there has been no material breach by Optionee in the performance of any of its covenants and agreements herein; (ii) as of the Option Exercise Date, none of the representations and warranties of Optionee contained herein that is qualified as to materiality is untrue or incorrect in any respect except for such changes therein as are specifically permitted by this Agreement; (iii) as of the Option Exercise Date none of the representations and warranties of Optionee contained herein (other than the Optionee Updated Representations) that is not qualified as to materiality is untrue or incorrect in any material respect except for such changes therein as are specifically permitted by this Agreement; and (iv) none of the Optionee Updated Representations is untrue or incorrect in any material respect after giving effect to any disclosures attached to such certificate, which disclosures shall consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the date hereof with respect to the Optionee Updated Representations (provided that such disclosures shall not (A) correct, supplement or amend the disclosures set forth in the Schedules delivered on the date hereof for purposes of the representations and warranties made by the Company as of the date hereof or (B) change the nature or scope of the applicable Optionee Updated Representations by effectively amending or modifying the language contained in such Optionee Updated Representations as opposed to merely listing exceptions thereto);

(b)                                 the Company shall, not later than five (5) business days after the Option Exercise Date, deliver to Optionee:

(i)                                     a certificate (the “Bring-Down Certificate”), dated the date of its delivery and duly executed by the Chief Executive Officer of the Company, certifying that:  (A) between the date hereof and the date of the Bring-Down Certificate, there has been no material breach by the Company in the performance of any of its covenants and agreements herein; (B) as of the date of the Bring-Down Certificate, none of the representations and warranties of the Company contained herein (other than the Updated Representations and the MAE Representations) that is qualified as to materiality is untrue or incorrect in any respect except for such changes therein as are consistent in all material respects with the Operating Plan and not specifically prohibited by Section 5.4; provided, that, [**]; (C) as of the date of the Bring-Down Certificate, none of the representations and warranties of the Company contained herein (other than the Updated Representations and the MAE Representations) that is not qualified as to materiality is untrue or incorrect

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

in any material respect except for such changes therein as are consistent in all material respects with the Operating Plan and not specifically prohibited by Section 5.4; [**] (D) as of the date of the Bring-Down Certificate, (1) none of the Updated Representations that is qualified as to materiality is untrue or incorrect in any respect after giving effect to the Updated Schedules and (2) none of the Updated Representations that is not qualified as to materiality is untrue or incorrect in any material respect after giving effect to the Updated Schedules; and (E) as of the date of the Bring-Down Certificate, none of the MAE Representations is untrue or incorrect in any respect except for such breaches of the MAE Representations which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(ii)                                  any necessary update to the Schedules delivered by the Company to Optionee on the date hereof with respect to the Updated Representations (“Updated Schedules”), which Updated Schedules shall consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the date hereof with respect to the Updated Representations (provided that such Updated Schedules shall not (A) correct, supplement or amend the disclosures set forth in the Schedules delivered on the date hereof for purposes of the representations and warranties made by the Company as of the date hereof or (B) change the nature or scope of the applicable Updated Representations by effectively amending or modifying the language contained in such Updated Representations as opposed to merely listing exceptions thereto); and

(c)                                  if the Bring-Down Certificate is accompanied by Updated Schedules, within five (5) business days following Optionee’s receipt of such Bring-Down Certificate and Updated Schedules from the Company, Optionee may at its option deliver a written notice (the “Exercise Withdrawal Notice”) to the Company stating that Optionee desires to withdraw its exercise of the Option.  If Optionee delivers the Exercise Withdrawal Notice, the Option shall be deemed not to have been exercised by Optionee and (i) with respect to the first such Exercise Withdrawal Notice, the Option shall remain outstanding until the Option Termination Date, and this Agreement shall remain in full force and effect and (ii) with respect to the second such Exercise Withdrawal Notice, the delivery of such Exercise Withdrawal Notice shall be deemed to be a delivery of a notice of termination of this Agreement pursuant to Section 7.1(b).  If Optionee does not deliver an Exercise Withdrawal Notice, the Company and Optionee shall, and Optionee shall cause Merger Sub to, execute and deliver the Merger Agreement no later than three (3) business days after the later of (A) the date of delivery of the Bring-Down Certificate, (B) if the Bring-Down Certificate is not delivered pursuant to Section 2.6(b), the date by which the Bring-Down Certificate was to be delivered pursuant to Section 2.6(b) and (C) if the Bring-Down Certificate is accompanied by Updated Schedules, the earlier of (x) the date by which any Exercise Withdrawal Notice may be delivered by Optionee pursuant to this Section 2.6(c) and (y) the date on which Optionee delivers written notice to the Company that it will not deliver an Early Withdrawal Notice (the date of such execution and delivery of the Merger Agreement, the “Merger Agreement Execution Date”); provided that in the case described in clause (B) above, Optionee may at its sole option elect not to enter into the Merger Agreement upon the failure of the Company to deliver the Bring-Down Certificate by delivery of written notice of such determination at any time prior to the expiration of the three (3) business day period during which the Merger Agreement is to be executed pursuant to this sentence and upon delivery of

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

such notice the Option shall remain outstanding and this Agreement shall remain in full force and effect.  Contemporaneously with the execution of the Merger Agreement, the Company and Optionee, as applicable, shall, and Optionee shall cause Merger Sub to, execute and deliver such other agreements, documents, instruments and certificates as are contemplated by the Merger Agreement to be executed and delivered by such party concurrently therewith, including schedules to the Merger Agreement responsive to the representations and warranties of the Company made in Article V thereof, which schedules shall be consistent in all respects with the Schedules delivered by the Company in response to the representations and warranties of the Company made by Article III hereof except (I) for such changes therein as are consistent in all material respects with the Operating Plan and not specifically prohibited by Section 5.4 or contained in the Updated Schedules and (II) that, solely with respect to the specific representations and warranties of the Company in the Merger Agreement that correspond to the MAE Representations [**], the Company may provide updated information in the corresponding schedules to the Merger Agreement so long as the events or occurrences disclosed in such updated information have not had (nor would they reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.

2.7.                              Exercise of Option Pursuant to Purchase Options.

(a)                                  Notwithstanding Section 2.6, if Optionee exercises the Purchase Options and, pursuant to the Stockholder Option Agreements, chooses to purchase shares of Outstanding Company Stock directly from the Stockholders, Optionee shall use commercially reasonable efforts to consummate, as soon as reasonably practicable following such purchase, a merger (the “Squeeze Out Merger”) of a subsidiary of Optionee with and into the Company pursuant to which holders of Outstanding Company Stock who do not execute a Stockholder Option Agreement (each, a “Non-Option Granting Stockholder”) receive consideration that is equal to the consideration it would have received in the Merger pursuant to the Merger Agreement.  In connection with the Squeeze Out Merger, the Company and Optionee shall take such actions as shall be reasonably necessary to consummate the Squeeze Out Merger, including (a) entering into a merger agreement relating to the Squeeze Out Merger (the “Squeeze Out Merger Agreement”), (b) duly calling, giving notice of, convening and holding a meeting of the Company’s stockholders (including Optionee) for the purpose of approving the Squeeze Out Merger and the Squeeze Out Merger Agreement, (c) in connection therewith, delivering such Disclosure Materials (as defined in the Merger Agreement) as are required by applicable Requirements of Law, (d) recommending to the stockholders adoption and approval of the Squeeze Out Merger Agreement and the Squeeze Out Merger and (e) soliciting the approval and adoption of the Squeeze Out Merger Agreement and the Squeeze Out Merger by the requisite number of stockholders as required by the Certificate of Incorporation (as then in effect), the DGCL and the Stockholders’ Agreement (if applicable).

(b)                                 The Squeeze Out Merger Agreement shall incorporate, mutatis mutandis, all of the provisions of, and identified in, paragraph 2(b) of each Stockholder Option Agreement, such that the Non-Option Granting Stockholders shall have the same rights and receive the same consideration (taking into account the respective holdings of each class or classes of Outstanding Company Stock held by each of them) as the holders of Outstanding Company Stock who executed a Stockholder Option Agreement and whose Outstanding Company Stock was purchased directly by Optionee.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c)                                  For the avoidance of doubt and without limiting the scope of Optionee’s obligations under the Squeeze Out Merger Agreement, Optionee shall give effect, and cause the Company to give effect, to the provisions of Section 8.1 of the Merger Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Optionee to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Optionee and agrees as follows:

3.1.                              Organization and Capitalization of the Company.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.1(a), which jurisdictions are the only ones in which the ownership or leasing of the Company’s assets or the conduct of the Company’s business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No other jurisdiction has made a written demand, request or has otherwise indicated in writing that the Company is required so to qualify on account of the ownership or leasing of its assets or the conduct of its business.  The Company has full corporate power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted.

(b)                                 Except as set forth in Schedule 3.1(b), true and complete copies of (i) the Certificate of Incorporation and all amendments thereto, (ii) the Company’s by-laws, as amended to date, and (iii) the minute books of the Company have been delivered or made available to Optionee.  The Company is not in default under, or in violation of, any provision of the Certificate of Incorporation or its by-laws.  Such minute books contain true and complete records of all meetings or other actions taken by the board of directors and stockholders of the Company.  The Charter Amendment has been duly adopted and approved by the Company’s Board of Directors and by the stockholders of the Company holding sufficient Outstanding Company Stock to approve the Charter Amendment in accordance with the Certificate of Incorporation (as in effect immediately prior to the effectiveness of the Charter Amendment), the Stockholders’ Agreement and any agreements governing outstanding Stock Options, Warrants or other rights to acquire capital stock of the Company.

(c)                                  The authorized capital stock of Company consists of (i) 600,000,000 shares of Voting Common Stock, of which 23,323,212 shares are issued and outstanding, (ii) 6,000,000 shares of Non-Voting Common Stock, of which 4,889,464 shares are issued and outstanding, and (iii) 164,145,000 shares of Preferred Stock, of which (A) 23,000,000 shares are designated Series A Preferred Stock, of which 20,871,664 shares are issued and outstanding, (B) 3,500,000 shares are designated Series B Junior Preferred Stock, of which 3,444,802 shares are issued and outstanding, (C) 13,250,000 shares are designated Series C-1 Preferred Stock, of which 13,146,503 shares are issued and outstanding, (D) 114,775,000 shares are designated Series C-2 Preferred Stock, of which 113,301,299 shares are issued and outstanding, and (E) 9,620,000 shares are designated Series C-3 Preferred Stock, of which 0 shares are issued and outstanding.  The Company does not hold any treasury shares.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.  None of the issued and outstanding shares of Common Stock or Preferred Stock has been issued in violation of, or is subject to, any preemptive rights, rights of first offer, rights of first refusal or subscription rights, except as set forth in Schedule 3.1(c).

(d)                                 All of the Common Stock, Preferred Stock, Stock Options, Warrants, F&F C-2 Share Rights and Series C-3 Issuance Rights are held of record by the holders and in the amounts identified in Schedule 3.1(d).  Schedule 3.1(d) also sets forth:  (i) the number of shares of Common Stock into which each share of Preferred Stock is convertible; (ii) the exercise price per share of each Stock Option and each Warrant; (iii) the date of grant of each Stock Option and each Warrant and the expiration date thereof; (iv) the number of shares of Common Stock or Preferred Stock issuable upon the exercise of each Stock Option or Warrant; and (v) the number of shares of Common Stock or Preferred Stock issuable as a result of outstanding F&F C-2 Share Rights and Series C-3 Issuance Rights.  True and complete copies of the stock record books, agreements evidencing Warrants, Stock Options, F&F C-2 Share Rights and Series C-3 Issuance Rights have been delivered or made available to Optionee.  Each Warrant and Stock Option was duly issued and is valid and in full force and effect.

(e)                                  Schedule 3.1(e) sets forth (i) the unpaid Accrued Dividends (whether or not declared) with respect to each holder of shares of Preferred Stock and (ii) the per diem accrual rate of dividends with respect to each share of Preferred Stock pursuant to the terms of the Certificate of Incorporation.  There are no declared and unpaid dividends or other distributions with respect to any shares of Common Stock or Preferred Stock.

(f)                                    Except (i) for the Stock Options and Warrants, (ii) for the issuance of shares of Series C-3 Preferred Stock or Voting Common Stock pursuant to the Fulcrum Plan of Merger Amendment, (iii) the F&F C-2 Share Rights, (iv) as set forth in the Certificate of Incorporation and (v) as set forth in Schedule 3.1(f), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise.  Except for this Agreement and as set forth in Schedule 3.1(f), the Company is not a party to any, and to the Knowledge of the Company there exists no, stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.  Except as set forth in Schedule 3.1(f), the Company is not under any obligation to register under the Securities Act of 1933 any shares of its capital stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(g)                                 There are no bonds, debentures, notes or other instruments evidencing Indebtedness of the Company or any of the Subsidiaries issued or outstanding (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of Company or any of the Subsidiaries.

3.2.                              Subsidiaries and Investments.

(a)                                  Schedule 3.2 sets forth a list of each corporation, partnership, limited liability company, joint venture or other entity (i) in which the Company, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner (each such corporation, partnership, limited liability company, joint venture or other entity being referred to herein as a “Subsidiary”), (ii) in which the Company, directly or indirectly, owns of record or beneficially any outstanding voting securities or other equity interests or (iii) which is Controlled by the Company.

(b)                                 Schedule 3.2 sets forth the authorized capital stock of each Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of each Subsidiary.  Except as set forth in Schedule 3.2 and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Subsidiaries.  All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each of the Subsidiaries are owned by the Company of record and beneficially free from all Encumbrances, except as set forth in Schedule 3.2.

(c)                                  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction listed under its name in Schedule 3.2, which jurisdictions are the only ones in which the ownership or leasing of such Subsidiary’s assets or the conduct of such Subsidiary’s business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No other jurisdiction has made a written demand, request or has otherwise indicated in writing that such Subsidiary is required so to qualify.  Each Subsidiary has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(d)                                 True and complete copies of (i) the certificate of incorporation and all amendments thereto, (ii) the by-laws, as amended to date, and (iii) the minute books of each Subsidiary have been delivered or made available to Optionee.  No Subsidiary is in default under, or in violation of, any provision of its certificate of incorporation or by-laws.  Such minute books contain true and complete records of all meetings or other actions taken by the board of directors and stockholders of each Subsidiary.

3.3.                              Authority of the Company.

(a)                                  The Company has full corporate power and authority to execute, deliver and perform this Agreement, all of the Company Ancillary Agreements and the Merger Agreement.

The execution, delivery and performance of this Agreement, the Company Ancillary Agreements and, to the extent the Option is exercised on the terms hereof (including the Merger Agreement in the form attached hereto) the Merger Agreement (together with the other instruments, documents and agreements contemplated by or to be executed in connection with the transactions contemplated by the Merger Agreement) by the Company have been duly authorized and approved by the Company’s board of directors and, other than with respect to the Merger Agreement, to the extent required by the Certificate of Incorporation or any agreement to which the Company is a party, by the requisite number of the Company’s stockholders and do not require any further authorization or consent of the Company or its stockholders.  This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)                                 Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement, any of the Company Ancillary Agreements or the Merger Agreement nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by the Company, nor the exercise of the Option, will:

(i)                                     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary, under (A) the certificate of incorporation (including, with respect to the Company, as amended by the Charter Amendment) or by-laws, or similar organizational documents, of the Company or any Subsidiary, (B) any Company Agreement, (C) any other material mortgage, franchise, permit or other authorization, right, restriction or obligation to which the Company or any Subsidiary is a party or any of the assets or properties of the Company or any Subsidiary is subject or by which the Company or any Subsidiary is bound, (D) any Court Order to which the Company or any Subsidiary is a party or any of the properties or assets of the Company or any Subsidiary is subject or by which the Company or any Subsidiary is bound, or (E) any material Requirements of Laws affecting the Company, any Subsidiary or any of their respective properties, assets or business; or

(ii)                                  require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, except, with respect to the consummation of the Merger, as provided under the HSR Act.

3.4.                              Financial Statements.  Schedule 3.4 contains (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2007 and 2006 and the related statements of income and cash flows for each of the years then ended, together with the appropriate notes to such financial statements, and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of November 30, 2008 and the related statements of income and cash flows for the 11 months then ended.  Except as set forth therein or in the notes thereto and subject, in the case of the financial statements referred to in clause (ii) above, to normal year-end adjustments and the absence of notes, such balance sheets and statements of income and cash flow have been prepared in conformity with U.S. generally accepted accounting principles consistently applied, and such balance sheets and related statements of income and cash flows present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Company and the Subsidiaries as of their respective dates and for the respective periods covered thereby.  Except as set forth in Schedule 3.4, the financial statements referred to in clause (ii) above include all adjustments, which consist only of normal accruals made in the ordinary course of business, necessary for such fair presentation in all material respects, other than normal year-end audit adjustments and footnotes.

3.5.                              Operations Since Balance Sheet Date.

(a)                                  Except as set forth in Schedule 3.5(a), since the Balance Sheet Date, there has been no Material Adverse Effect, and no fact or condition exists or, to the Knowledge of the Company, is threatened which would reasonably be expected to cause a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 3.5(b), since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business only in the ordinary course of business.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 3.5(b), neither the Company nor any Subsidiary has:

(i)                                     except as contemplated by this Agreement, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

(ii)                                  issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds;

(iii)                               paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(iv)                              declared, set aside or made, or agreed to declare, set aside or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, it being understood that pursuant to the terms of the Certificate of Incorporation, dividends accrue whether or not declared (but have not been paid) on the outstanding Series A Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock;

(v)                                 except in the ordinary course of business, made any amendment or termination of any Company Agreement;

(vi)                              undertaken or committed to undertake capital expenditures exceeding $200,000 or acquired any real property;

(vii)                           sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the assets reflected on the Balance Sheet or any assets acquired by it after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business;

(viii)                        canceled any debts owed to or claims held by it (including the settlement of any claims or litigation) or waived any other rights held by it other than in the ordinary course of business;

(ix)                                created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness or entered into, as lessee, any capital lease (as defined in Statement of Financial Accounting Standards No. 13);

(x)                                   accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

(xi)                                delayed or accelerated payment of any account payable beyond or in advance of its due date or the date when such account payable would have been paid in the ordinary course of business;

(xii)                             written off any notes or accounts receivable or portions thereof as uncollectible except for write-offs in the ordinary course of business or as required by U.S. generally accepted accounting principles consistently applied;

(xiii)                          allowed the levels of raw materials, supplies, work-in-process, finished goods, goods on consignment or other materials included in its inventory to vary in any material respect from the levels maintained in the ordinary course of business;

(xiv)                         instituted any increase in any compensation payable to any director, officer, consultant or employee or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to its directors, officers, consultants or employees, except (A) regularly scheduled salary increases for employees, (B) year-end bonuses paid to employees consistent with past compensation practices and (C) the adoption of any ERISA Benefit Plans or Non-ERISA Commitments set forth in Schedules 3.15(a) and 3.15(b), respectively;

(xv)                            paid any amount or incurred any liability to or in respect of, or sold any properties or assets to, or entered into any transaction, agreement or arrangement with any corporation or business in which any officer or director of the Company or any Subsidiary has any direct or indirect ownership interest;

(xvi)                         entered into any collective bargaining agreements or employment agreements;

(xvii)                      made any change in the accounting principles and practices used by it from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended; or

(xviii)                   prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with the positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except where necessitated as a result of a change in circumstances of the Company from a prior period.

3.6.                              No Undisclosed Liabilities.  Except as set forth in Schedule 3.6, neither the Company nor any Subsidiary is subject to any material liability (including Known unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred in the ordinary course of business after the Balance Sheet Date.

3.7.                              Taxes.

(a)                                  Except as set forth on Schedule 3.7(a):  (i) each of the Company, each Subsidiary and each Company Group has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company, each Subsidiary and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) none of the Company, any Subsidiary or any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes (whether or not shown on any Tax Return) owed by the Company, any Subsidiary or any Company Group have been timely paid; (v) none of the Company, any Subsidiary or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of the Company, any Subsidiary or any Company Group and, to the Knowledge of the Company, no reasonable basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) there are no Tax Sharing Arrangements (other than those solely among the Company and the Subsidiaries); (ix) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due; (x) all Taxes which the Company, any Subsidiary or any Company Group are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (xi) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company, any Subsidiary or any Company Group; (xii) no written claim has ever been made by a Governmental Body in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (xiii) neither the Company nor any Subsidiary has been a member of any Company Group other than each

Company Group of which it is a member as of the date hereof and neither the Company nor any Subsidiary has had any direct or indirect ownership in any corporation, partnership, joint venture, or other entity other than the Subsidiaries; and (xiv) neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(b)                                 No transaction contemplated by this Agreement or the Company Ancillary Agreements is subject to withholding under Section 1445 of the Code.

(c)                                  As a result of the transactions contemplated by this Agreement and the Company Ancillary Agreements, none of the Company, any Subsidiary or Optionee will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(d)                                 The aggregate Taxes payable by the Company and each Subsidiary (including Taxes payable by any Company Group) with respect to any taxable period will not exceed the aggregate Taxes that would have been payable by them with respect to such period had no Option Consideration been paid (for the avoidance of doubt, Tax liability shall be determined after taking into account NOLs with respect to taxable periods ending on or before the Closing Date being properly carried forward or back); provided, however, that any such excess with respect to a taxable period beginning after the date hereof shall not be taken into account to the extent such excess would not have occurred but for the NOLs carried over or back to such period being less than the NOLs that properly could have been carried over or back to such taxable period had no Option Consideration been paid; provided, further, that any such excess shall be computed by assuming that the net operating losses with respect to taxable periods ending on or before the Closing Date for which Optionee files the Tax Returns of the Company are carried back to taxable periods ending on or before the Closing Date to the extent they may properly be so carried back.

3.8.                              Availability of Assets.

(a)                                  Except as set forth in Schedule 3.8 and except for the Identified IP, the assets and properties owned, leased or licensed by the Company and the Subsidiaries constitute all the assets and properties used in or necessary for the operation of their business (including all books, records, computers and computer programs and data processing systems) as presently conducted in all material respects, are, in the case of tangible assets, in good and serviceable condition (subject to normal wear and tear) and are suitable for the uses for which intended.

(b)                                 Schedule 3.8 sets forth a description of all material services provided to the Company or a Subsidiary by any stockholder of the Company (or any Affiliate of a stockholder of the Company) utilizing either (i) assets not owned by the Company or a Subsidiary or (ii) employees not listed in Schedule 3.15(f), and the manner in which the costs of providing such services have been charged to the Company or such Subsidiary.

3.9.                              Governmental Permits; Regulatory Matters.

(a)                                  The Company and the Subsidiaries own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business substantially as currently conducted (collectively, the “Governmental Permits”).  Schedule 3.9 sets forth a list and brief description of each Governmental Permit.  Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Optionee.

(b)                                 Except as set forth in Schedule 3.9:  (i) the Company and the Subsidiaries have fulfilled and performed in all material respects their respective obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company and the Subsidiaries under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and, except to the extent that any such Governmental Permit were to expire prior to the exercise of the Option or the consummation of the Merger, will continue in full force and effect after the date hereof and after the exercise of the Option and the consummation of the Merger, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

(c)                                  Complete and correct copies of each submission of the Company or any of its Subsidiaries to the FDA or any analogous foreign Governmental Body with respect to Reslizumab, and all amendments and supplements thereto, including all related pre-clinical and clinical data, have heretofore been delivered or made available to Optionee by the Company.  Complete and correct copies of all written correspondence (including minutes of meetings and telephone calls) received by the Company or any of its Subsidiaries from the FDA or any analogous foreign Governmental Body with respect to Reslizumab and the responses thereto have heretofore been delivered or made available to Optionee by the Company.  Complete and correct copies of all clinical trial agreements and other clinical trial documentation have been delivered or made available to Optionee by the Company.

(d)                                 To the extent applicable, the Company and the Subsidiaries have been and are in substantial compliance with 21 U.S.C. Section 355, 42 U.S.C. Section 262 and applicable FDA implementing regulations, including 21 C.F.R. Parts 312, 314, 600 and 601, and similar Requirements of Laws and all terms and conditions of the applicable new drug application and investigational new drug exemption submission under Section 505(i) of the Federal Food, Drug, and Cosmetic Act.  The Company and the Subsidiaries have been and are in substantial compliance with the clinical trial reporting and disclosure requirements of 42 U.S.C. Section 282(j) or any similar Requirements of Law.  The Company, the Subsidiaries and their respective officers, employees and agents have included in the applications for Reslizumab, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any similar Requirements of Law, and such certification and such list was in each case true and accurate when made and remained true and accurate in all material respects thereafter.  In addition, the Company and the Subsidiaries are in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Requirements of Laws with respect to Reslizumab.

(e)                                  Each article of Reslizumab manufactured and/or distributed by the Company and the Subsidiaries is not adulterated within the meaning of 21 U.S.C. Section 351 (or similar Requirement of Law) or misbranded within the meaning of 21 U.S.C. Section 352 (or similar Requirement of Law), and is not in violation of 21 U.S.C. Section 355 (or similar Requirement of Law).

(f)                                    None of the Company, any Subsidiary or any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy and, to the Knowledge of the Company, none of the Company, any Subsidiary or any of their respective officers, employees or agents is the subject, officially or otherwise, of any pending or threatened investigation by any Governmental Body under such policy or under the Federal Anti-Kickback Statute or the Civil False Claims Act or any regulations promulgated thereunder.  None of the Company, any Subsidiary or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct with respect to Reslizumab for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. Section 335a(b) or any similar Requirement of Law.

(g)                                 To the Knowledge of the Company, all pre-clinical and clinical investigations conducted or sponsored by it with respect to Reslizumab have been and are being conducted in compliance with 21 C.F.R. Parts 50, 54, 56, 58 and 312 and all other applicable Requirements of Laws, including those with respect to good laboratory practices, investigational new drug requirements, good clinical practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws restricting the use and disclosure of individually identifiable health information.

3.10.                        Real Property.

(a)                                  Neither the Company nor any Subsidiary (i) owns or has ever owned any real property or (ii) holds any option to acquire any real property.

(b)                                 Schedule 3.10 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, and the location of the real property covered by such lease or other agreement)

under which the Company or any Subsidiary is lessee of, or holds or operates, any real property owned by any third Person (collectively, the “Leased Real Property”).  Except as set forth in Schedule 3.10, the Company or a Subsidiary has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of the Company or a Subsidiary in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.  Except as set forth in Schedule 3.10, and except for Permitted Encumbrances, there are no agreements or other documents to which the Company or any Subsidiary is a party governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company and the Subsidiaries.

(c)                                  To the Knowledge of the Company, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

3.11.                        Personal Property.

(a)                                  Schedule 3.11(a) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by the Company or a Subsidiary having an original cost of $100,000 or more.

(b)                                 Schedule 3.11(b) contains a list and description of each lease or other agreement or right, whether written or oral, under which the Company or a Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company or such Subsidiary without penalty or payment on notice of 60 days or less, or which involves the payment by the Company or such Subsidiary of rentals of less than $100,000 per year.

3.12.                        Intellectual Property.

(a)                                  The term “Intellectual Property” means and includes:  (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; United States and foreign patents, multinational statutory invention registrations, patent registrations and patent applications (including all divisions, continuations, continuations-in-part, substitutions, patents of addition), reissues, reexaminations, extensions and all rights therein provided by the United States, foreign countries and international treaties or conventions; and all improvements to the inventions disclosed in each such registration, patent or patent application; and assign patents (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registrations thereof, including without limitation, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States, and the trademark offices of other nations throughout the world, and all rights therein provided by the United States, foreign countries and international treaties or conventions (collectively, “Marks”); (iii) copyrights (registered or otherwise) in both published and non published works and registrations and applications for registration thereof, works of authorship, and all rights therein provided by the United States, foreign countries and international treatise or conventions (collectively, “Copyrights”); (iv) computer software, including, without limitation, software code (in any form including course code and executable or object code), subroutines, databases (including biological sequence databases), data collections, user interfaces, URLs, internet domain names, web sites, operating systems and specifications, documentation and other materials related thereto; (v) trade secrets and confidential, technical and business information (including inventions whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Trade Secrets”); (vi) whether or not confidential, technology (including know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial marketing and business data, pricing and cost information; (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium; (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (ix) all rights to defend and enforce any of the foregoing.

(b)                                 The term “Company IP” means all Intellectual Property owned by or licensed by the Company and/or one or more of the Subsidiaries (whether exclusively, non-exclusively, jointly with another party or otherwise).

(c)                                  Schedule 3.12(c) accurately identifies each proprietary product or service that has been developed by the Company or a Subsidiary within the last 36 months and any product or service that is currently under development by the Company or a Subsidiary or that is currently manufactured and sold by the Company or a Subsidiary.  All products made, used or sold under the Patents have been or will be, to the extent feasible, marked with the proper patent notice.

(d)                                 Schedule 3.12(d) accurately identifies (i) all Patents and Marks in which the Company or a Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, non-exclusively, jointly with another Person, or otherwise), (ii) where applicable, the jurisdiction in which such Patent or Mark has been registered or filed and the applicable registration or serial number and (iii) to the Knowledge of the Company, any other Person that has an ownership interest in such Patent or Mark and the nature of such ownership interest.

(e)                                  Schedule 3.12(e) accurately identifies (i) all Intellectual Property licensed to the Company or a Subsidiary, (ii) the corresponding contract or contracts pursuant to which such Intellectual Property is licensed to the Company or a Subsidiary, (iii) whether the license or licenses granted to the Company and the Subsidiaries are exclusive or non-exclusive and (iv) any royalties paid or received by the Company and the Subsidiaries.  Schedule 3.12(e) accurately identifies all research and development licenses and material transfer agreements to which the Company or a Subsidiary is a party and that is currently in effect or under which the Company, a Subsidiary or a third party has continuing obligations.  Neither the Company nor any Subsidiary is in breach of, or has not complied in all material respects with the terms of, any license or other agreement relating to Company IP.  Neither the Company nor any Subsidiary has received any notice of any such breach or failure to comply.  No Patents are sublicensed to the Company or a Subsidiary by a third party.  Neither the Company nor any Subsidiary has entered into any agreement or understanding pursuant to which it is obligated to pay a royalty to a third party other than as disclosed in Schedule 3.12(e).

(f)                                    (i)  Schedule 3.12(f)(i) accurately identifies each contract pursuant to which any Person has been granted by the Company or a Subsidiary any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

(ii)                                  Except as set forth in Schedule 3.12(f)(ii), except to the extent that the Company IP is subject to the patent, technology and know-how rights, “field of use” and geographic limitations contained in the Company Agreements, neither the Company nor any Subsidiary is bound by, and no Company IP is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Subsidiary to use, exploit, assert or enforce any Company IP anywhere in the world.

(g)                                 The Company and the Subsidiaries exclusively or non-exclusively, as the case may be, own all right, title and interest to and under the Company IP (other than Intellectual Property licensed to the Company or a Subsidiary, as identified in Schedule 3.12(e)), free and clear of any Encumbrances.  Without limiting the generality of the foregoing:

(i)                                     All documents and instruments necessary to perfect the rights of the Company or a Subsidiary in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.  The Company, the Subsidiaries and their respective licensors, as appropriate, are identified in the records of the U.S. Patent and Trademark Office and corresponding foreign Governmental Bodies as the holders of record of patents and patent applications within Company IP and no other Person has any right, title or interest in such patents and patent applications except as identified in Schedule 3.12(d).

(ii)                                  Each individual who is or was an employee or contractor of the Company or a Subsidiary and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting the Company IP.  Except as set forth in Schedule 3.12(g)(ii), no current or former stockholder, officer, director or employee of the Company or a Subsidiary has any claim, right (whether or not currently exercisable) or interest to or in any Company IP.  To the Knowledge of the Company, no employee of the Company or a Subsidiary is (A) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (B) in breach of any contract with any former employer or other Person concerning Intellectual Property or confidentiality.

(iii)                               Except as set forth in Schedule 3.12(g)(iii), no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)                              The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company and the Subsidiaries hold, or purport to hold, as a Trade Secret.  Without limiting the generality of the foregoing, the proprietary information of the Company and the Subsidiaries is not part of the public knowledge.  To the Knowledge of the Company, such proprietary information has not been used or divulged for the benefit of any Person other than the Company and the Subsidiaries.  Any receipt or use by, or disclosure to or from, a third party has been pursuant to the terms of a binding written confidentiality agreement between the Company or a subsidiary and such third party (collectively, the “Nondisclosure Agreements”).  The Company and the Subsidiaries are in compliance with the provisions of the Nondisclosure Agreements.  To the Knowledge of the Company, all other parties to the Nondisclosure Agreements are in compliance with the provisions thereof.

(v)                                 Except as set forth in Schedule 3.12(g)(v), to the Knowledge of the Company, the Company and the Subsidiaries have good title to and an absolute right (but not necessarily exclusive) to use the Trade Secrets.  To the Knowledge of the Company, the Trade Secrets are not part of the public knowledge or literature and, to the Knowledge of the Company, have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of the Company and the Subsidiaries.  To the Knowledge of the Company, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right or any other Person.

(h)                                 To the Knowledge of the Company, the Company IP is valid, subsisting and enforceable (in the case of patent applications, would be enforceable if issued as patents).  Without limiting the generality of the foregoing:

(i)                                     For each item of Company IP that is filed by the Company and registered or issued under the authority of any Governmental Body whose duty is to register or issue patents, trademarks, copyrights or other forms of intellectual property protection, all applicable registration fees, maintenance fees, renewal fees, annuity fees and taxes which are due in connection with such Company IP have been paid and all other documents in connection with such Company IP have been filed in the relevant patent, trademark, copyright offices or other Governmental Body in the United States or applicable foreign jurisdictions, as the case may be, for the purpose of maintaining such Company IP.

(ii)                                  To the Knowledge of the Company, no interference, opposition, reissue, reexamination or other proceeding or challenge is pending or threatened in which the scope, validity, or enforceability of any Company IP is being or has been contested or challenged in any court of competent jurisdiction, the U.S. Patent and Trademark Office or any other Governmental Body.  To the Knowledge of the Company, there is no reasonable basis for a claim that any claim of an issued patent within Company IP is invalid or unenforceable, or a claim of a pending patent application within Company IP would be invalid or unenforceable as a patent claim.

(iii)                               The patent and patent applications within Company IP disclose and claim patentable subject matter under the U.S. patent laws encompassing the Company’s and the Subsidiaries’ existing products and products under development.  The Company and the Subsidiaries are (with respect to Company IP licensed by the Company or a Subsidiary, to the extent the Company or a Subsidiary is obligated or has the right to do so (and is exercising such prosecution rights) pursuant to any agreement relating to

Company IP) diligently prosecuting claims in the pending patent applications within Company IP claiming existing products and products currently under development.  To the Knowledge of the Company, each other party to any such agreement relating to Company IP that is obligated to prosecute claims is diligently prosecuting such claims.  To the Knowledge of the Company, each of these pending patent applications was properly filed and is being diligently prosecuted.  To the Knowledge of the Company, and except for the Identified IP, there are no issued patents or pending applications that could issue as patents that would dominate or interfere with any pending application claiming any of the Company’s or the Subsidiaries’ existing products.

(i)                                     To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  Schedule 3.12(i) accurately identifies each letter or other written, electronic or other communication or correspondence that has been sent or otherwise delivered in the last 24 months by or to the Company or a Subsidiary or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)                                     To the Knowledge of the Company, neither the Company nor any Subsidiary has infringed (whether direct, contributory or induced), misappropriated or otherwise violated any Intellectual Property right of any other Person.  Without limiting the generality of the foregoing:

(i)                                     Except as set forth on Schedule 3.12(j)(i) and except with respect to the Identified IP, to the Knowledge of the Company, no product or service that (A) has been, or is being, developed, (B) is the subject of an investigational new drug or human clinical trial or (C) is being currently, or is contemplated to be, sold by the Company or a Subsidiary, infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person and, to the Knowledge of the Company, no process or know-how used or currently contemplated to be used by the Company and the Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person.

(ii)                                  Except as set forth in Schedule 3.12(j)(ii): no infringement, misappropriation, or similar claim, suit, action, proceeding or investigation is pending or, to the Knowledge of the Company, threatened against the Company, a Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim, suit, action, proceeding or investigation; and neither the Company nor any Subsidiary has received any notice or other written or, to the Knowledge of the Company, oral communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property rights of another Person.

(iii)                               Except as described in Schedule 3.12(j)(iii), neither the Company nor any Subsidiary is bound by any contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim.  Neither the Company nor any Subsidiary has assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property right.

(k)                                  To the Knowledge of the Company, no claim, suit, action, proceeding or investigation involving any Intellectual Property licensed to the Company is pending or has been threatened.

(l)                                     Schedule 3.12(l) contains a complete and accurate list and summary description of all Marks.

(i)                                     Except as set forth in Schedule 3.12(l), all Marks have been registered with the U.S. Patent and Trademark Office, are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.

(ii)                                  No Mark has been or is now involved in any opposition, invalidation or cancellation claim, suit, action, proceeding or investigation and, to the Knowledge of the Company, no such action is threatened with respect to any of the Marks.

(iii)                               To the Knowledge of the Company, there is no potentially interfering trademark or trademark application of any other Person.

(iv)                              Except as set forth in Schedule 3.12(l), no Mark is infringed or has been challenged or threatened in any way and, to the Knowledge of the Company, none of the Marks used by the Company or any Subsidiary infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(v)                                 All products and materials containing a Mark bear the proper federal registration notice where permitted by Requirements of Laws.

(m)                               The Company and the Subsidiaries do not have an ownership interest in any registered Copyrights.

(n)                                 Neither the execution, delivery, or performance of this Agreement, the Company Ancillary Agreements or the Merger Agreement nor the consummation of any of the transactions contemplated by this Agreement, the Company Ancillary Agreements or the Merger Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or encumbrance on, any Company IP, (ii) a breach by the Company or a Subsidiary of any license agreement listed or required to be listed in Schedule 3.12(f), (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(o)                                 [**]

3.13.                        Inventories.  The Company has no inventories (as that term is used for purposes of U.S. generally accepted accounting principles).

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.14.                        Title to Property.  The Company or a Subsidiary has good and marketable title to all of the assets reflected on the Balance Sheet as being owned by the Company or a Subsidiary, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 3.14.

3.15.                        Employees and Related Agreements; ERISA.  (a)  Set forth in Schedule 3.15(a) is a true and complete list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained by the Company, a Subsidiary or an ERISA Affiliate (defined in paragraph (f) below), or with respect to which the Company, a Subsidiary or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company, a Subsidiary or an ERISA Affiliate due to such employment (the “Pension Plans”).  Set forth in Schedule 3.15(a) is a true and complete list of each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) maintained by the Company or a Subsidiary, or with respect to which the Company or a Subsidiary is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company or a Subsidiary due to such employment (the “Welfare Plans”) (the Pension Plans and Welfare Plans being the “ERISA Benefit Plans”).  None of the Company, any Subsidiary or any ERISA Affiliate has ever maintained, contributed to or has any potential liability with respect to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is or has ever been subject to Section 302 of ERISA (including any defined benefit plan within the meaning of Section 3(35) of ERISA and any multiemployer plan within the meaning of 3(37) of ERISA).

(b)                                 Other than those listed in Schedule 3.15(a), set forth in Schedule 3.15(b) is a true and complete list of each of the following to which the Company or a Subsidiary is a party or with respect to which it is or will be required to make any payment (the “Non-ERISA Commitments”):

(i)                                     each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

(ii)                                  each agreement, understanding or arrangement, whether written or oral, with or for the benefit of any present or prior officer, director, employee agent or consultant (including each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement, covenant not to compete and any agreement or arrangement associated with a change in ownership or control of the Company or a Subsidiary, but excluding employment agreements terminable by the Company or such Subsidiary without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company or such Subsidiary is to make current wage or salary payments and provide current fringe benefits).

The Company has delivered or made available to Optionee correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment.  Schedule 3.15(b) contains a complete and accurate description of all material oral Non-ERISA Commitments as of the date of this Agreement.  Except as disclosed in Schedule 3.15(a) or Schedule 3.15(b), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States.

(c)                                  The Company has delivered or made available to Optionee with respect to each ERISA Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for all completed plan years for which such reports have been filed, (iv) the financial statements for all completed plan years for which such statements have been prepared, (v) the actuarial reports for all completed plan years for which such reports exist, (vi) the most recent determination letter issued by the IRS and (vii) all correspondence with the IRS, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy since the inception of the Company or any Subsidiary.  Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates, and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such plan.  Each ERISA Benefit Plan listed in Schedule 3.15(a) which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such ERISA Benefit Plan is so qualified under the Code, and no circumstance exists which might cause such ERISA Benefit Plan to cease being so qualified.  There is no pending or, to the Knowledge of the Company, threatened action, suit or claim in respect of any of the ERISA Benefit Plans or the assets of such ERISA Benefit Plans other than routine claims for benefits in the ordinary course of business.  Except as set forth in Schedule 3.15(c), each of the ERISA Benefit Plans (i) has been administered in accordance with its terms in all material respects and (ii) complies in form, and has been administered in accordance, in all material respects, with the requirements of ERISA and, where applicable, the Code, and there has been no notice issued by any governmental authority questioning or challenging such compliance.  Except as set forth in Schedule 3.15(c), the Company, each Subsidiary and each ERISA Affiliate has complied, in all material respects, with the health care continuation requirements of Part 6 of Title I of ERISA.  Except as set forth in Schedule 3.15(c), neither the Company nor any Subsidiary has any obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other Person, except as required by Part 6 of Title I of ERISA.  Except as disclosed in Schedule 3.15(c), (1) the consummation of the transaction contemplated by this Agreement and the Merger Agreement (either alone or in connection with another event) will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant, (2) no amounts will become payable for which Optionee will bear any liability and (3) no payment will be required pursuant to any ERISA Benefit Plan which is not deductible under Section 162(m) of the Code.  The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and have no material liabilities pursuant to WARN, except for such failures to comply that would not individually or in the aggregate have a Material Adverse Effect.

(d)                                 The Company and the Subsidiaries have no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any material violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

(e)                                  Except as set forth in Schedule 3.15(e), all ERISA Benefit Plans and Non-ERISA Commitments subject to Section 409A of the Code are in compliance with the currently applicable requirements of Section 409A and the regulations, rulings and notices thereunder.

(f)                                    Schedule 3.15(f) contains:  (i) a list of all employees or commission salespersons of the Company and the Subsidiaries; (ii) the current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company and the Subsidiaries) provided by the Company and the Subsidiaries to, any such employees or commission salespersons; (iii) a list of all present or former employees or commission salespersons of the Company and the Subsidiaries paid in excess of $100,000 in calendar year 2008 who have terminated or given notice of their intention to terminate their relationship with the Company and the Subsidiaries; and (iv) a list of any increase, effective after December 31, 2008, in the rate of compensation of any employees or commission salespersons if such increase exceeds 5% of the previous annual salary of such employee or commission salesperson.

(g)                                 For purposes of this Agreement, “ERISA Affiliate” means:  (i) any corporation which at any time on or before the date hereof is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the date hereof is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the date hereof is or was a member of the same affiliated service group (within the meaning  of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

3.16.                        Employee Relations.  Except as set forth in Schedule 3.16, the Company and the Subsidiaries have complied in all material respects with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of their business and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  The Company believes that its relations with its employees are satisfactory.  Neither the Company nor any Subsidiary is a party to, and is not, to the Knowledge of the Company, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees.  No union organizing or election activities involving any employees of the Company and the Subsidiaries have occurred since January 1, 2007 or, to the Knowledge of the Company, are threatened as of the date hereof.

3.17.                        Contracts.  Except as set forth in Schedule 3.17 or any other Schedule hereto, neither the Company nor any Subsidiary is a party to or bound by:

(i)                                     any contract for the purchase or sale of real property;

(ii)                                  any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $150,000 in 2008, which the Company reasonably anticipates will involve the payment of more than $150,000 in 2009 or which the Company reasonably anticipates will involve the payment of more than $150,000 in any year after December 31, 2009;

(iii)                               any contract for the sale of goods or services which involved the payment of more than $150,000 in 2008, which the Company reasonably anticipates will involve the payment of more than $150,000 in 2009 or which the Company reasonably anticipates will involve the payment of more than $150,000 in any year after December 31, 2009;

(iv)                              any contract for the purchase, licensing or development of software, other than “shrink wrap” or “click wrap” software licenses obtained in the ordinary course of business;

(v)                                 any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which involved the payment of more than $50,000 in 2008, which the Company reasonably anticipates will involve the payment of more than $50,000 in 2009 or which the Company reasonably anticipates will involve the payment of more than $50,000 in any year after December 31, 2009;

(vi)                              any agreement, instrument or note which provides for, or relates to, the incurrence by the Company or a Subsidiary of Indebtedness (including any derivative financial instrument, hedge or swap entered into for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(vii)                           any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(viii)                        any contract which limits or restricts where the Company or a Subsidiary may conduct their business or the type or line of business in which the Company or any Subsidiary may engage;

(ix)                                any contract under which the Company or a Subsidiary has advanced or loaned, or agreed to advance or loan, any other Person amounts that in the aggregate exceed $25,000, excluding advances to employees for reasonable travel and other business expenses incurred in the ordinary course of business;

(x)                                   any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

(xi)                                any contract not made in the ordinary course which involved the payment of more than $150,000 in 2008, which the Company reasonably anticipates will involve the payment of more than $150,000 in 2009 or which the Company reasonably anticipates will involve the payment of more than $150,000 in any year after December 31, 2009; or

(xii)                             any other contract, agreement, commitment, understanding or instrument which is material to the Company and the Subsidiaries, taken as a whole.

3.18.                        Status of Contracts.  Except as set forth in Schedule 3.18 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 3.10(b), 3.11(b), 3.12(e), 3.12(f), 3.12(j), 3.15(b) and 3.17 (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (except as set forth in Schedule 3.3 and except for those Company Agreements which by their terms will expire prior to the Option Termination Date or are otherwise terminated prior to the Option Termination Date in accordance with the provisions thereof) will continue in full force and effect after the date hereof and after the exercise of the Option and the consummation of the Merger, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.  The Company or a Subsidiary has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor any Subsidiary is in, or, to the Knowledge of the Company, alleged to be in, breach or default under, nor is there or, to the Knowledge of the Company, is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any Subsidiary or, to the Knowledge of the Company, any such other party.  Except as set forth in Schedule 3.18, neither the Company nor any Subsidiary is currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each of the Company Agreements, including all amendments, exhibits and schedules thereto, have heretofore been delivered or made available to Optionee.

3.19.                        No Violation or Litigation.  Except as set forth in Schedule 3.19:

(i)                                     the assets and properties of the Company and the Subsidiaries and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders (which Court Orders are listed in Schedule 3.19) to which the Company or a Subsidiary is subject or a party;

(ii)                                  the Company and the Subsidiaries have complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the assets, properties and business of the Company and the Subsidiaries;

(iii)                               there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, a Subsidiary or their assets, properties, business or employees (in their capacities as such) nor, to the Knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, claims or proceedings pending in which the Company or a Subsidiary is the plaintiff or claimant; and

(iv)                              there is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Merger Agreement.

3.20.                        Environmental Matters.    Except as set forth in Schedule 3.20:

(i)                                     the past and present operations of the Company and the Subsidiaries have complied and are in compliance in all material respects with all applicable Environmental Laws;

(ii)                                  the Company and the Subsidiaries have obtained all environmental, health and safety Governmental Permits necessary for the operation of their business in all material respects, and all such Governmental Permits are in good standing and the Company and the Subsidiaries are in compliance in all material respects with all terms and conditions of such Governmental Permits;

(iii)                               none of the Company, any Subsidiary or any of the present Company Property or operations, or the past Company Property or operations, is, to the Knowledge of the Company, subject to any on-going investigation by, order from or agreement with any Person (including any prior owner or operator of Company Property) respecting (A) any Environmental Law, (B) any Remedial Action or (C) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

(iv)                              neither the Company nor any Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability by the Company or any Subsidiary under any Environmental Law;

(v)                                 neither the Company nor any Subsidiary has:

(A)                              reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

(B)                                filed a notice pursuant to Section 103(c) of CERCLA;

(C)                                filed notice pursuant to Section 3010 of RCRA indicating the generation of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or

(D)                               filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

(vi)                              to the Knowledge of the Company, there is not now, nor has there ever been, on or in any Company Property:

(A)                              any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent,

that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

(B)                                any underground storage tank or surface impoundment or landfill or waste pile;

(vii)                           to the Knowledge of the Company, there is not now on or in any Company Property any polychlorinated biphenyls used in pigments, hydraulic oils, electrical transformers or other equipment;

(viii)                        neither the Company nor any Subsidiary has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

(ix)                                no Company Property has been listed or, to the Knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action;

(x)                                   the Company has not sent or arranged for the transport of any Contaminant to any site listed on the National Priorities List pursuant to CERCLA or that otherwise could give rise to liability on the part of the Company for Remedial Action, Losses or Expenses;

(xi)                                no Environmental Encumbrance has attached to any Company Property; and

(xii)                             to the Knowledge of the Company, any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and, to the Knowledge of the Company, its presence or condition does not violate any currently applicable Environmental Law.

3.21.                        Insurance.  The Company and the Subsidiaries maintain, own or hold valid policies of workers’ compensation and of insurance with respect to their assets, properties and business of the kinds and in the amounts not less than is customarily maintained by companies of a similar stage of development engaged in the same or similar business and similarly situated, including insurance against loss, damage, fire, theft and public liability.  Schedule 3.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent three years with respect to each type of coverage) of all such policies of insurance maintained, owned or held by the Company and the Subsidiaries.  The Company and the Subsidiaries have complied with each of such insurance policies and have not failed to give any notice of, or present any, material claim thereunder in a due and timely manner.  The Company has delivered or made available to Optionee correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company’s and the Subsidiaries’ assets.

3.22.                        Suppliers.  Schedule 3.22 sets forth a list of the top 15 suppliers of the Company and the Subsidiaries.  Except as set forth in Schedule 3.22, there exists no actual or, to the

Knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company and the Subsidiaries with any supplier or group of suppliers listed in Schedule 3.22, and, to the Knowledge of the Company, there exists no condition or state of facts or circumstances involving suppliers which the Company can now reasonably foresee would materially adversely affect its business or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement and the Merger Agreement in essentially the same manner in which it has heretofore been conducted or is proposed to be conducted pursuant to the Operating Plan.

3.23.                        Takeover Laws.  The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger Agreement and the Merger from, and this Agreement, the Merger Agreement and the Merger are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition” statute or other similar anti-takeover statute or regulation enacted under any Requirements of Laws, or any takeover provision in the Certificate of Incorporation or the Company’s by-laws.

3.24.                        Approval by Stockholders.  On the basis of the Certificate of Incorporation (including, in the case of clause (b) below, as amended by the Charter Amendment), the DGCL and the Stockholders’ Agreement, (a) the sole required approval of the stockholders of the Company of this Agreement and the consummation of the transactions contemplated hereby is the approval, by vote or written consent, of the holders of at least 77% of the issued and outstanding shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, pursuant to Sections 3.2(b) and 3.2(r) of the Stockholders’ Agreement and (b) the sole required approvals of the stockholders of the Company of the Merger Agreement and the Merger are the approval, by vote or written consent, of the holders of (i) at least 77% of the issued and outstanding shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, pursuant to Sections 3.2(b) and 3.2(r) of the Stockholders’ Agreement, (ii) if waiver of the 20 business day notice set forth in ARTICLE FOURTH, (C), Section 4(n) of the Certificate of Incorporation is required prior to effecting the Merger, at least 77% of the issued and outstanding shares of Series C-2 Preferred Stock, voting as a single class on an as-if converted to Common Stock basis, pursuant to such section, and (iii) of a majority of the outstanding shares of the Company’s capital stock, voting together as a single class on an as-if converted to Common Stock basis.  The shares of Outstanding Company Stock that are subject to the Stockholder Option Agreements are, if voted in favor of the Merger, sufficient to authorize and approve the Merger pursuant to the Certificate of Incorporation (including as amended by the Charter Amendment), the DGCL and the Stockholders’ Agreement.

3.25.                        Foreign Corrupt Practices Act; Etc.  The Company, the Subsidiaries and, to the Knowledge of the Company, its and the Subsidiaries’ officers, directors, employees and agents are in compliance with and have not violated in any material respect the Foreign Corrupt Practices Act of 1977 or any similar Requirements of Laws of any foreign jurisdiction.  To the Knowledge of the Company, no governmental or political official in any country is or has been employed by, acted as a consultant to or held any beneficial ownership in the Company or any Subsidiary.  The Company, the Subsidiaries and, to the Knowledge of the Company, its and the Subsidiaries’ officers, directors, employees and agents are in compliance with and have not violated any U.S. anti-money laundering Requirements of Laws, the U.S. Bank Secrecy Act, the

USA PATRIOT Act or the anti-money laundering Requirements of Laws of any foreign jurisdiction.

3.26.                        No Finder.  Except as set forth in Schedule 3.26, neither the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and the Merger Agreement.

3.27.                        Disclosure.  This Agreement and the Schedules hereto (including the representations and warranties set forth herein and therein), when viewed collectively, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.  To the Knowledge of the Company, there is no fact which the Company has not disclosed to Optionee or its intellectual property counsel, McCarter & English, LLP, in writing that has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF OPTIONEE

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Optionee hereby represents and warrants to the Company and agrees as follows:

4.1.                              Organization of Optionee.  Optionee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

4.2.                              Authority of Optionee.

(a)                                  Optionee has full corporate power and authority to execute, deliver and perform this Agreement, all of the Optionee Ancillary Agreements and the Merger Agreement.  The execution, delivery and performance of this Agreement, the Optionee Ancillary Agreements and the Merger Agreement (together with the other instruments, documents and agreements contemplated by or to be executed in connection with the transactions contemplated by the Merger Agreement) by Optionee have been duly authorized and approved by Optionee’s board of directors and do not require any further authorization or consent of Optionee or its stockholders.  This Agreement has been duly authorized, executed and delivered by Optionee and is the legal, valid and binding agreement of Optionee enforceable in accordance with its terms, and each of the Optionee Ancillary Agreements has been duly authorized by Optionee and upon execution and delivery by Optionee will be a legal, valid and binding obligation of Optionee enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)                                 Neither the execution and delivery of this Agreement, any of the Optionee Ancillary Agreements or the Merger Agreement, nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, nor the exercise of the Option, in each case by Optionee, will:

(i)                                     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of Optionee, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Optionee is a party or any of its properties or assets is subject or by which Optionee is bound, (C) any Court Order to which Optionee is a party or any of Optionee’s properties or assets is subject or by which it is bound or (D) any material Requirements of Laws affecting Optionee, its assets or its business; or

(ii)                                  require the approval, consent, authorization or act of, or the making by Optionee of any declaration, filing or registration with, any Person, except, with respect to the consummation of the Merger, as provided under the HSR Act.

4.3.                              No Finder.  Neither Optionee nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.4.                              Financial Wherewithal.  Optionee has the financial wherewithal, in the form of cash on hand, to fund the Credit Agreement and to pay the Closing Date Merger Consideration (as defined in the Merger Agreement).

ARTICLE V
ACTION PRIOR TO THE OPTION TERMINATION DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the earlier of the Option Termination Date or, if the Option is exercised prior to the Option Termination Date, the Merger Agreement Execution Date:

5.1.                              Investigation by Optionee; Information Rights.

(a)                                  The Company shall afford the officers, employees and authorized representatives of Optionee (including independent public accountants and attorneys) reasonable access, upon three (3) business days’ notice and not more than three (3) times per calendar quarter (provided, that with respect to Optionee’s and/or Optionee’s auditors’ request for, and access to, financial records and information that are required for Optionee to prepare its financial statements or for Optionee’s auditors to review, audit or perform other procedures on Optionee’s financial statements, Optionee and Optionees’ auditors shall only be required to provide reasonable advance notice and shall not be limited in the number of visits it may make), during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and the Subsidiaries to the extent Optionee shall deem necessary or desirable and shall furnish to Optionee or its authorized representatives such additional information concerning the assets, properties, operations and businesses of the Company and the Subsidiaries as shall be reasonably requested, including all such information as shall be necessary to enable Optionee or its representatives to verify the accuracy of the representations and warranties contained in this Agreement and to verify that the covenants of the Company contained in this Agreement are being and have been complied with.  Optionee agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and the Subsidiaries.

(b)                                 The Company shall:

(i)                                     deliver to Optionee as soon as practicable, but in any event within one-hundred fifteen (115) days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet as of the end of such year and a consolidated cash flow statement for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. generally accepted accounting principles consistently applied, and audited and certified by independent public accountants of nationally recognized standing selected by the Company, and additionally, the Company shall deliver a draft of such year-end financial reports to Optionee as soon as practicable, but in any event within one-hundred ten (110) days after the end of each fiscal year of the Company;

(ii)                                  deliver to Optionee as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated profit or loss statement for such fiscal quarter, an unaudited consolidated balance sheet as of the end of such fiscal quarter and an unaudited consolidated cash flow statement for such fiscal quarter;

(iii)                               deliver to Optionee within ten (10) business days of the end of each month, an unaudited consolidated income statement for such month, an unaudited consolidated balance sheet as of the end of such month and an unaudited consolidated cash flow statement for such month, in reasonable detail;

(iv)                              deliver to Optionee as soon as practicable, but in any event fifteen (15) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, within three (3) business days after presentation to the Company’s Board of Directors, any other budgets or revised budgets prepared by the Company (it being understood that such delivery shall not in any manner amend or modify the Operating Plan);

(v)                                 deliver to Optionee as soon as reasonably practicable, additional supporting financial information as mutually agreed upon by Optionee and the Company;

(vi)                              deliver to Optionee, with respect to the audited financial statements called for in subsection (i) and the unaudited financial statements called for in subsection (ii) of this Section 5.1(b), an instrument executed by the chief financial officer or chief executive officer of the Company, certifying that such financials were prepared in accordance with U.S. generally accepted accounting principles consistently applied with prior practice for earlier periods and fairly present, in all material respects, the consolidated financial condition of the Company and the Subsidiaries and its results of operation for the period specified, subject to year-end audit adjustments and, in the case of the financial statements called for in subsection (ii) of this Section 5.1(b), footnotes;

(vii)                           deliver to Optionee, with respect to the unaudited financial statements called for in subsection (iii) of this Section 5.1(b), an instrument executed by the chief financial officer or chief executive officer of the Company, certifying that such financials were prepared in accordance with U.S. generally accepted accounting principles consistently applied with prior practice for earlier periods and fairly present, in all material respects, the consolidated financial condition of the Company and the Subsidiaries and its results of operation for the period specified, subject to year-end audit adjustments, including non-cash option-related compensation expense and obligations related to the F&F C-2 Share Rights and Series C-3 Issuance Rights;

(viii)                        deliver or make available to Optionee a copy of each report, schedule and other document filed, published, announced or received by the Company or any Subsidiary pursuant to applicable Requirements of Laws, including all clinical trial data, protocols and clinical trial agreements, and any correspondence with the FDA or any analogous foreign Governmental Body, any taxing authority, the U.S. Patent and Trademark Office or any analogous foreign Governmental Body; and

(ix)                                deliver or make available to Optionee a copy of any presentation or report provided to the Company’s Board of Directors relating to the development of Reslizumab.

(c)                                  Optionee will hold any information obtained pursuant to this Section 5.1 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement (it being understood that Optionee shall be permitted to disclose such information to the extent required by applicable Requirements of Law or the rules of any applicable securities exchange).  No investigation made by Optionee or its representatives hereunder shall affect the representations and warranties of the Company hereunder or under the Merger Agreement.

(d)                                 Notwithstanding any disclosure requirements of the Company set forth in this Article V, the Company shall not be obligated to disclose to Optionee any proprietary information to the extent such disclosure would, or would be reasonably expected to, violate any contractual obligation of the Company or would cause the Company or a Subsidiary to waive the attorney-client privilege; provided, however, that the Company:  (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to Optionee all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); (iii) at the request of Optionee, shall cooperate with Optionee and use its commercially reasonable efforts to obtain the consent or waiver of any third party to the disclosure in full of all such information to Optionee; and (iv) shall enter into such joint-defense agreements or other protective arrangements as may be reasonably requested by Optionee in order that all such information may be provided to Optionee without causing such violation or waiver.

5.2.                              Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)                                  The Company shall:  (i) refrain from taking any action which would render (A) any representation or warranty made by it in Article III (other than any MAE Representations or Updated Representations) inaccurate in any material respect as of the Option Exercise Date, (B) any of the MAE Representations inaccurate in any respect that would reasonably be expected to have a Material Adverse Effect or (C) any Updated Representations inaccurate in any material respect after giving effect to the Updated Schedules; and (ii) use commercially reasonable efforts to cause (A) each of the representations and warranties made by it in Article III (other than any MAE Representations or Updated Representations) to be true and correct in all material respects as of the Option Exercise Date, (B) each of the MAE Representations to be true and correct in all respects, except for such breaches of such MAE Representations as would not reasonably be expected to have Material Adverse Effect, and (C) each of the Updated Representations to be true and correct in all material respects after giving effect to the Updated Schedules.  Optionee shall refrain from taking any action which would render any representation or warranty made by it in Article IV inaccurate in any material respect as of the Option Exercise Date and take any and all actions as are necessary to cause each of the representations and warranties made by it in Article IV to be true and correct in all material respects as of the Option Exercise Date.  For purposes of this Section 5.2(a) only, the phrase “commercially reasonable efforts” means the exercise of such efforts and commitment of such resources by a company with substantially the same resources (without regard to the portion of the Option Consideration received by the Company or the Rights Proceeds, or any interest thereon) and expertise as the Company, with due regard to the nature of efforts and cost required for the undertaking at stake.

(b)                                 Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect on the Option Exercise Date and (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Merger Agreement.

(c)                                  The Company shall promptly notify Optionee of (i) any change or event having, or that would reasonably be expected to have, a Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened in writing (or, if not threatened in writing, is otherwise material to the Company and the Subsidiaries), brought, asserted or commenced against the Company which would have been listed in Schedule 3.19 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (iii) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Option Termination Date and of which the Company has Knowledge.

5.3.                              Consents of Third Parties; Governmental Approvals.

(a)                                  If (i) the Company becomes aware of any consent, approval or waiver from any Person that is party to an agreement with the Company or a Subsidiary that is required for the exercise of the Option or the consummation of the transactions contemplated by the Merger Agreement which has not been obtained prior to the date hereof, or (ii) the Company receives any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Merger Agreement, the Company shall immediately notify Optionee in writing thereof and, at Optionee’s request, the Company will act diligently and reasonably in attempting to obtain, before the Option Termination Date, such consent, approval or waiver, in form and substance reasonably satisfactory to Optionee; provided that neither the Company nor Optionee shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company shall not make any agreement or understanding adversely affecting its assets or its business as a condition for obtaining any such consents or waivers except with the prior written consent of Optionee.  During the period prior to the Option Termination Date, Optionee shall act diligently and reasonably to cooperate with the Company in attempting to obtain the consents, approvals and waivers contemplated by this Section 5.3(a).

(b)                                 [**]

(c)                                  The Company and Optionee shall act diligently and reasonably, and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to consummate the transactions contemplated by the Merger Agreement, other than under the HSR Act; provided, that if Optionee determines, in its sole discretion, to make the filings required under the HSR Act, the parties shall comply with the provisions of paragraph (d) below; provided further that the Company shall not make any agreement or understanding adversely affecting its assets or its business as a condition for obtaining any consents or approvals described in this Section 5.3(c) except with the prior written consent of Optionee.

(d)                                 If Optionee determines, in its sole discretion, to file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated by the Merger Agreement prior to the exercise of the Option, then the Company and Optionee shall cooperate in all respects with each other in connection with such filings, and in connection therewith:

(i)                                     each of the Company and Optionee agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by the FTC or the Antitrust Division under the HSR Act with respect to the notifications filed by the Company and Optionee in connection with the transactions contemplated by the Merger Agreement;

(ii)                                  each of the Company and Optionee agrees to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 5.3(d);

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii)                               the Company and Optionee agree that all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 5.3(d) shall include representatives of each of the Company and Optionee; and

(iv)                              the filing fees under the HSR Act shall be borne by Optionee.

5.4.                              Conduct of Business by the Company and the Subsidiaries.

(a)                                  The Company shall, and shall cause each of the Subsidiaries to, operate and carry on its business in the ordinary course and/or in a manner consistent with the Operating Plan and, to the extent consistent therewith, keep and maintain its assets and properties in good operating condition and use its commercially reasonable efforts consistent with good business practice to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers, contractors, licensors, licensees and others having business dealings with it (except, in each case, with the prior written approval of Optionee).  For purposes of this Section 5.4(a) only, the phrase “commercially reasonable efforts” means the exercise of such efforts and commitment of such resources by a company with substantially the same resources (without regard to the portion of the Option Consideration received by the Company or the Rights Proceeds or any interest thereon) and expertise as the Company, with due regard to the nature of efforts and cost required for the undertaking at stake.

(b)                                 Without limiting the generality of Section 5.4(a), except as expressly contemplated by this Agreement, as set forth on Schedule 5.4 or with the express written approval of Optionee, the Company shall not, and shall not permit any of the Subsidiaries to:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to any stockholder in its capacity as such, provided, that the Company shall be entitled to distribute to its stockholders, in cash, an aggregate amount equal to the portion of the Option Consideration that has been paid to the Company and any Rights Proceeds (together with any interest that has accrued on such Option Consideration or Rights Proceeds), (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than any issuances of its securities (1) upon exercise of outstanding Stock Options and Warrants, (2) pursuant to the F&F C-2 Share Rights, (3) pursuant to the Fulcrum Plan of Merger Amendment, (4) upon conversion of outstanding shares of Preferred Stock, (5) upon issuance or exercise of Stock Options permitted to be issued pursuant to Section 5.4(b)(ii)(C) or (6) upon issuance or conversion of shares of Series C-2 Preferred Stock permitted to be issued pursuant to Section 5.4(b)(ii)(B)) or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities, except where such purchase or redemption is financed solely with the portion of the Option Consideration that has been paid to the Company and any Rights Proceeds (together with any interest that has accrued on such Option Consideration or Rights Proceeds) and provided that such purchase or redemption does not result, directly or indirectly, in the shares of Outstanding Company Stock that are subject to the Stockholder Option Agreements being insufficient to authorize and approve the Merger pursuant to the Certificate of Incorporation (including as amended by the Charter Amendment), the DGCL and the Stockholders’ Agreement;

(ii)                                  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities); provided that:  (A) the Company shall be entitled to issue shares of Common Stock or Preferred Stock (1) upon the exercise of outstanding Stock Options and Warrants, (2) pursuant to the F&F C-2 Share Rights, (3) pursuant to the Series C-3 Issuance Rights or (4) or upon conversion of outstanding shares of Preferred Stock in accordance with the terms thereof as in effect on the date hereof; (B) if at any time (1) the Company requests a Loan (as defined in the Credit Agreement), (2) the conditions set forth in Section 4.02 of the Credit Agreement have not been satisfied and (3) Optionee (as Lender under the Credit Agreement) does not make such Loan, the Company shall be entitled to issue additional shares of Series C-2 Preferred Stock to existing stockholders of the Company for aggregate proceeds which, when added to the gross proceeds of all other issuances of Series C-2 Preferred Stock by the Company pursuant to this clause (B), do not exceed $15,000,000 (fifteen million dollars), provided that such issuances do not and will not result, directly or indirectly, in the shares of Outstanding Company Stock that are subject to the Stockholder Option Agreements being insufficient to authorize and approve the Merger pursuant to the Certificate of Incorporation (including as amended by the Charter Amendment), the DGCL and the Stockholders’ Agreement; and (C) the Company shall be entitled to issue options to acquire up to an aggregate of 1,500,000 shares of Voting Common Stock pursuant to the Stock Plan, provided that such issuances do not and will not (assuming the exercise of such options) result, directly or indirectly, in the shares of Outstanding Company Stock that are subject to the Stockholder Option Agreements being insufficient to authorize and approve the Merger pursuant to the Certificate of Incorporation (including as amended by the Charter Amendment), the DGCL and the Stockholders’ Agreement

(iii)                               amend its certificate of incorporation, by-laws or similar organizational documents, except for the Charter Amendment and as is required in connection with any issuance of shares of Series C-2 Preferred Stock pursuant to clause (B) of paragraph (ii) above;

(iv)                              acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(v)                                 alter through merger, liquidation, reorganization, restructuring or in other fashion its corporate structure;

(vi)                              voluntarily dissolve or liquidate;

(vii)                           file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Requirements of Law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such Requirements of Law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of the Company or any Subsidiary;

(viii)                        enter into the active management of a business that is not primarily related to, or in furtherance of, being a pharmaceutical company focused on the research, development and commercialization of proprietary healthcare products;

(ix)                                except as set forth in the Operating Plan, make or incur any new capital expenditures in excess of $200,000 (individually or in the aggregate);

(x)                                   (A) modify any of the agreements, understandings, obligations, commitments or other obligations set forth in any of the Schedules to this Agreement, except for such modifications that are consistent with the Operating Plan or do not modify any such agreements or other obligations in any material respect (subject to clause (2) below) or (B) create, incur or assume any Indebtedness (or enter into any agreement, understanding, obligation or commitment to do so); enter into, as lessee, any capital lease (as defined in Statement of Financial Accounting Standards No. 13); guarantee any such Indebtedness or obligation; issue or sell any debt securities, or guarantee any debt securities of others; or make any loans, advances or capital contributions to, or investments in, any other Person (other than reasonable advances for work-related expenses to employees and consultants in the ordinary course consistent with Company policies) or obligation, in each case (1) of the type that would have been required to be listed in Schedule 3.17 if in existence on the date hereof (except as contemplated by the Operating Plan), provided that if at any time (a) the Company requests a Loan (as defined in the Credit Agreement), (b) the conditions set forth in Section 4.02 of the Credit Agreement have not been satisfied and (c) Optionee (as Lender under the Credit Agreement) does not make such Loan, the Company shall, if the requirements of clauses (2) and (3) below are met, be entitled to incur unsecured indebtedness for borrowed money that, when taken together with all other Indebtedness outstanding under this proviso, does not exceed $10,000,000 in aggregate principal amount, (2) that would require the approval or consent of any other Person to the transactions contemplated by this Agreement and the Merger Agreement or would otherwise prohibit, interfere with or delay the exercise of the Option by Optionee or the consummation of the Merger or (3) that would not be permitted to be repaid pursuant to its terms in connection with the consummation of the Merger without the payment of any prepayment penalty or fee;

(xi)                                enter into any contract for the purchase of real property or any option to extend a lease listed in Schedule 3.10(b);

(xii)                             sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of its assets, other than (A) inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business and other than Permitted Encumbrances and (B) sales or other dispositions not in the ordinary course of business so long as such sales or dispositions are contemplated by the Operating Plan or do not exceed $100,000 (individually or in the aggregate);

(xiii)                          cancel any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of business;

(xiv)                         pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof in the ordinary course of business;

(xv)                            accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

(xvi)                         delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business, except that the Company may pay off, at any time, all outstanding Indebtedness under the Loan and Security Agreement, dated as of August 30, 2007, among Silicon Valley Bank, Oxford Finance Corporation, the other lenders party thereto, the Company, CT Research, Inc. and Fulcrum Pharmaceuticals, Inc.;

(xvii)                      make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 3.4, except as required by U.S. generally accepted accounting principles;

(xviii)                   enter into, adopt or amend any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law and other than in the ordinary course of business; provided that no such plan, agreement or arrangement (or amendment thereto) shall provide for severance or similar payments except to the extent such severance or similar payments are consistent with pharmaceutical industry norms;

(xix)                           pay or commit to pay any bonus to any officer or employee, or make any other change in the compensation of its employees, other than payments, commitments or changes made in accordance with the Company’s normal compensation practices;

(xx)                              prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

(xxi)                           enter into any other agreement or commitment to take any action prohibited by this Section 5.4.

(c)                                  The Company shall, and shall cause the Subsidiaries to:  (i) conduct the Res-5-0002 EE Study in compliance in all material respects with all applicable Requirements of Laws and in accordance with the Operating Plan; (ii) use the proceeds of Loans (as defined in the Credit Agreement) only for funding expenses identified in, or which are otherwise consistent with, the Operating Plan; (iii) keep its and their existing policies of insurance, or comparable insurance, in full force and effect; (iv) to the extent the Company or a Subsidiary is obligated or has the right to do so (and is exercising such prosecution rights) pursuant to any agreement relating to Company IP, diligently prosecute, or enforce its rights to cause another party to such agreement relating to Company IP to diligently prosecute, claims in the pending patent applications within Company IP claiming existing products and products currently under development; and (v) keep in force all registered Marks by paying any maintenance fees or taxes or responding to any actions.  The Company shall deliver the final study report relating to the Res-5-0002 EE Study within three (3) business days after such report becomes final.

5.5.                              Acquisition Proposals.  The Company shall not, nor shall it authorize or cause any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to, otherwise approve or recommend,  or consummate any Acquisition Proposal or (iii) except to the extent required by law as advised by outside counsel to the Company (which may be Duane Morris LLP) in writing (with a copy provided to Optionee), participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (it being understood that no such action permitted by this clause (iii) shall relieve the Company of any of its obligations under this Agreement).  Without limiting the foregoing, it is understood that any violation, of which the Company had Knowledge at the time such violation occurred, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.5 by the Company.  The Company promptly shall advise Optionee of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal, including keeping Optionee promptly advised of the status and material terms (including a copy of any written proposal) and the identity of the Person making such inquiries or Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries or a material portion of the assets of the Company; provided, however, that the issuance by the Company of its securities (a) upon exercise of outstanding Stock Options and Warrants, (b) pursuant to the F&F C-2 Share Rights, (c) pursuant to the Fulcrum Plan of Merger Amendment or (d) upon conversion of outstanding shares of Preferred Stock shall not be considered an “Acquisition Proposal.”

5.6.                              Takeover Laws.  If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement or the Merger Agreement, the Company and its

Board of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Merger Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

5.7.                              Termination of Res 5-0002 EE Study.  The Company may terminate the Res 5-0002 EE Study if the Company’s Board of Directors reasonably determines in good faith, following good faith consultation with Optionee as promptly as practicable considering relevant circumstances, that continuation of the Res 5-0002 EE Study entails material safety risks which could reasonably be expected to lead to the termination of the Res 5-0002 EE Study by the FDA.

5.8.                              Charter Amendment; Stockholder Option Agreements.  (a) The Company shall cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware, and to be effective, no later than February 23, 2009.

(b)                                 The Company shall promptly deliver to Optionee for countersignature any Stockholder Option Agreements executed by the Stockholders after the date hereof.

ARTICLE VI
INDEMNIFICATION

6.1.                              Indemnification by the Company.

(a)                                  The Company agrees to indemnify and hold harmless each Optionee Group Member from and against any and all Losses and Expenses incurred by such Optionee Group Member in connection with or arising from:

(i)                                     any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement, in any certificate delivered by or on behalf of the Company pursuant hereto or in any Company Ancillary Agreement; and

(ii)                                  any breach by the Company of any of its covenants or agreements, or any failure of the Company to perform any of its obligations in any material respect, in this Agreement or any Company Ancillary Agreement;

provided, however, that:

(A)                              the Company shall not be required to indemnify and hold harmless under clause (i) of this Section 6.1(a) with respect to Losses and Expenses incurred by Optionee Group Members unless the aggregate amount of such Losses and Expenses exceeds $500,000, and once such amount is exceeded, the Company shall indemnify the Optionee Group Members for the entire amount of all Losses and Expenses without reduction;

(B)                                in no event shall the aggregate amount required to be paid by the Company pursuant to clause (ii) of this Section 6.1(a) solely with respect to a breach by the Company of the Specified Covenants and clause (i) of this Section 6.1(a) exceed $50,000,000 (fifty million dollars);

(C)                                in no event shall the aggregate amount required to be paid pursuant to clause (ii) of this Section 6.1(a) solely with respect to a breach by the Company of Section 5.4(a) exceed $75,000,000 (seventy-five million dollars);

(D)                               in no event shall the aggregate amount required to be paid pursuant to paragraphs (B) and (C) above exceed $75,000,000 (seventy-five million dollars); and

(E)                                 in no event shall the aggregate amount required to be paid by the Company pursuant to this Section 6.1(a) exceed the Option Consideration.

(b)                                 Notwithstanding anything to the contrary in this Agreement, other than the representations and warranties contained in Section 3.7(d) and the Losses and Expenses incurred by Optionee Group Members in connection with or arising from any breach or inaccuracy of the representations and warranties contained in Section 3.7(d), the Company makes no  representations or warranties, and shall have no indemnification obligations under this Section 6.1, with respect to the amount, availability or sufficiency of any net operating losses (carryforward or otherwise), capital losses or credits of the Company for any taxable periods ending on or before the Closing Date that may be available to offset, reduce or eliminate income or Taxes of the Company or any Optionee Group Member for taxable periods ending after the Closing Date.

(c)                                  The indemnification provided for in Section 6.1(a) shall terminate on the earlier of the Merger Agreement Execution Date or the Option Termination Date (and no claims shall be made by any Optionee Group Member under Section 6.1(a) thereafter), except that the indemnification by the Company shall continue as to:

(i)                                     the covenants of the Company set forth in Sections 8.2, 8.3 and 8.9, as to all of which no time limitation shall apply; and

(ii)                                  any Loss or Expense of which any Optionee Group Member has notified the Company in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.1, as to which the obligation of the Company shall continue until the liability of the Company shall have been determined pursuant to Section 6.3(b) and the Company shall have reimbursed all Optionee Group Members for the full amount of such Loss and Expense in accordance with this Article VI.

6.2.                              Indemnification by Optionee.

(a)                                  Optionee agrees to indemnify and hold harmless each Company Group Member from and against any and all Losses and Expenses incurred by such Company Group Member in connection with or arising from:

(i)                                     any breach of any warranty or the inaccuracy of any representation of Optionee contained in this Agreement, in any certificate delivered by or on behalf of Optionee pursuant hereto or in any Optionee Ancillary Agreement; and

(ii)                                  any breach by Optionee of any of its covenants or agreements, or any failure by Optionee to perform any of its obligations, in this Agreement or in any Optionee Ancillary Agreement;

provided, however, that:

(A)                              Optionee shall not be required to indemnify and hold harmless under clause (i) of this Section 6.2(a) with respect to Losses and Expenses incurred by Company Group Members unless the aggregate amount of such Losses and Expenses exceeds $500,000, and once such amount is exceeded, Optionee shall indemnify the Company Group Members for the entire amount of all Losses and Expenses without reduction;

(B)                                in no event shall the aggregate amount required to be paid by Optionee pursuant to clause (i) of this Section 6.2(a) and clause (ii) of this Section 6.2(a) solely with respect to a breach by Optionee of Section 5.2(a) exceed $50,000,000; and

(C)                                in no event shall the aggregate amount required to be paid by Optionee pursuant to this Section 6.2(a) exceed the Option Consideration.

(b)                                 The indemnification provided for in Section 6.2(a) shall terminate on the earlier of the Merger Agreement Execution Date or the Option Termination Date (and no claims shall be made by any Company Group Member under Section 6.2(a) thereafter), except that the indemnification by Optionee shall continue as to:

(i)                                     the covenants of Optionee set forth in Sections 8.2, 8.3 and 8.9, as to all of which no time limitation shall apply; and

(ii)                                  any Loss or Expense of which any Company Group Member has notified Optionee in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.2, as to which the obligation of Optionee shall continue until the liability of Optionee shall have been determined pursuant to Section 6.3(b), and Optionee shall have reimbursed all Company Group Members for the full amount of such Loss and Expense in accordance with this Article VI.

6.3.                              Notice of Claims.

(a)                                  Any Optionee Group Member or Company Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail and in good faith the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VI shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

6.4.                              Third Person Claims.  The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party (which, for the avoidance of doubt, shall mean that the Indemnified Party must be a party to such claim) as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(a)                                  the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof, and in any such case the Indemnified Party shall (i) consult with the Indemnitor, and furnish such records, information and testimony, as may be reasonably requested by the Indemnitor in connection therewith, (ii) provide the Indemnitor with a reasonable opportunity, subject to applicable filing deadlines, to comment on any material filing relating to such Third Person Claim prior to making such filing and (iii) permit the Indemnitor and its counsel to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith (and shall provide reasonable advance notice of such matters to Indemnitor so as to facilitate such right to attend);

(b)                                 the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification under this Article VI to such Indemnified Party; provided, that if the Indemnitor makes such acknowledgment and agreement and is participating in the defense of such Third Person Claim pursuant to paragraph (a) above, the Indemnified Party shall not assert any material defense or otherwise take any material legal position with respect to such Third Person Claim that the Indemnitor, after good faith consultation with its counsel, reasonably believes is reasonably likely to cause a material increase to the amount to be indemnified by the Indemnitor with respect to such Third Person Claim pursuant to this Agreement; provided further, that in the exercise of its rights pursuant to the preceding proviso, the Indemnitor shall not unreasonably delay the resolution of such Third Person Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is requested and is unreasonably withheld.

6.5.                              Adjustment to Option Consideration.  Any payment by Optionee or the Company under this Article VI shall be treated by the parties as an adjustment to the Option Consideration, unless otherwise required by applicable Tax Requirements of Laws.

6.6.                              Set-off.  Optionee shall have the right, exercisable by delivery of written notice to the Company delivered on or prior to the Closing Date, to set-off against the Closing Date Merger Consideration an amount equal to (a) the aggregate amount of all Losses and Expenses relating to claims for indemnification made by Optionee Group Members pursuant to this Article VI which have been finally determined to be owed to the Optionee Group Members pursuant to Section 6.3(b) but which have not been paid by the Company as of the Closing Date plus (b) the aggregate amount (the “Pending Indemnity Amount”) of all Losses and Expenses relating to claims for indemnification made by Optionee Group Members pursuant to Section 6.3(a) which have not been finally determined to be owed to the Optionee Group Members as of the Closing Date, subject in each case, for the avoidance of doubt, to all of the limitations on indemnification set forth in this Article VI.  Optionee shall deposit the Pending Indemnity Amount in the Escrow Fund (as defined in the Merger Agreement) to be held, governed and released in accordance with the provisions of the Escrow Agreement (as defined in the Merger Agreement).

6.7.                              No Punitive or Consequential Damages.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT FOR, AND NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL HAVE THE RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY, ANY PUNITIVE OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER, WHETHER FORESEEABLE OR UNFORESEEABLE, HOWSOEVER CAUSED OR ON ANY THEORY OF LIABILITY, EXCEPT, IN ALL SUCH CASES, THAT ANY INDEMNIFIED PARTY MAY RECOVER SUCH DAMAGES, LOSSES OR EXPENSES THAT SUCH INDEMNIFIED PARTY IS REQUIRED TO PAY TO ANY THIRD PERSON IN CONNECTION WITH A THIRD PERSON CLAIM.

6.8.                              Insurance Proceeds and Tax Benefits.  The amount of any Loss or Expense suffered by an Optionee Group Member or Company Group Member, as the case may be, under this Agreement shall be adjusted to reflect (a) any insurance proceeds actually received by the

Optionee Group Member or Company Group Member on account of such Loss or Expense, net of any increases in premiums resulting therefrom and (b) any realizable Tax benefits or savings resulting from the incurrence, accrual or payment of the Loss or Expense or any realizable Tax detriment or cost resulting from the incurrence, accrual or payment of the Loss or Expense.  The Optionee Group Member or Company Group Member, as the case may be, shall promptly make a claim for any Loss or Expense suffered by it under any applicable insurance policies.

6.9.                              Exclusive Remedy.  Except with respect to remedies that cannot be waived as a matter of law (including fraud) and injunctive and provisional relief (including specific performance), each of the Company and Optionee agrees that, from and after the date hereof, this Article VI shall be the exclusive remedy with respect to any breaches of the representations, warranties, covenants and agreements set forth in this Agreement

ARTICLE VII
TERMINATION

7.1.                              Termination Rights.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Option Termination Date:

(a)                                  by the mutual written consent of the Company and Optionee; or

(b)                                 by Optionee by delivery of written notice to the Company.

7.2.                              Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than under Article VI and Sections 8.2, 8.3, 8.9 and 8.12) shall be terminated without further liability of either party to the other; provided, however, that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

8.1.                              Survival of Obligations.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the execution and delivery of this Agreement; provided, however, that the representations and warranties contained in Articles III and IV shall terminate on the earlier of the Merger Agreement Execution Date or the Option Termination Date.  Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article III or IV or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 8.1.

8.2.                              Confidential Nature of Information.  Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the execution of this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement.

8.3.                              No Public Announcement.  Neither the Company nor Optionee shall, without the prior written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either party shall be so obligated by Requirements of Law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

8.4.                              Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similarly reputable overnight courier, (b) upon receipt, if sent by registered or certified mail, return receipt requested or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clause (a) or (b) above), in each case to the party for whom intended, at the address or facsimile number for such party set forth below:

If to Optionee, to:

Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
Attention:	General Counsel
Facsimile:	(610) 738-6258

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention:	Pran Jha
Facsimile:	(312) 853-7036

If to the Company, to:

Ception Therapeutics, Inc.
101 Lindenwood Drive
Suite 400
Malvern, PA 19355
Attention:	General Counsel
Facsimile:	(610) 640-2945

with a copy to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention:	Yves Quintin
Facsimile:	(215) 979-1020

or to such other address as such party may indicate by a notice delivered to the other party hereto in accordance with this Section 8.4.

8.5.                              Successors and Assigns.

(a)                                  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Optionee shall be entitled to assign this Agreement to any Affiliate of Optionee without the consent of the Company, provided that no such assignment shall relieve Optionee of its obligations hereunder.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Optionee, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 8.5 any right, remedy or claim under or by reason of this Agreement as a third party beneficiary or otherwise.

8.6.                              Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between the parties hereto, including the Letter of Intent.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

8.7.                              Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

8.8.                              Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

8.9.                              Expenses.  Subject to Section 5.3(d)(iv), each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

8.10.                        Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.11.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (excluding the conflicts of law provisions) of the State of Delaware.

8.12.                        Submission to Jurisdiction.  The Company and Optionee hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of any court of the State of Delaware located in Wilmington, Delaware and waive any and all objections to jurisdiction that they may have under the laws of the State of Delaware or the United States.

8.13.                        Waiver of Jury Trial.  EACH OF OPTIONEE AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF OPTIONEE OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	Executive Vice President and Chief Financial Officer

CEPTION THERAPEUTICS, INC.

By:	/s/ Stephen A. Tullman
Name:	Stephen A. Tullman
Title:	President and CEO

Option Agreement